Exhibit 99.(a)(1)(A)

INTERSIL CORPORATION

October 7, 2009

OFFER TO EXCHANGE

ELIGIBLE STOCK OPTIONS FOR

NEW STOCK OPTIONS

This offer to exchange eligible stock options for new stock options and your withdrawal rights will expire at 5:00 p.m., Eastern Standard Time, on November 5, 2009, unless extended.

Intersil Corporation, a Delaware corporation (“us,” “we,” “Intersil” or the “Company”), by this Offer to Exchange Eligible Stock Options for New Stock Options (the “Exchange Offer”), is offering to our eligible employees the opportunity, subject to the terms and conditions described herein, to voluntarily exchange their eligible stock options for new stock options having a market value exercise price and covering a smaller number of shares.

For purposes of the Exchange Offer, an “eligible employee” is an employee of Intersil or one of our subsidiaries who meets all of the following conditions:

•	the employee is employed by Intersil (or one of our subsidiaries) in the U.S., China, Germany, Hong Kong, India, Japan, Malaysia, Singapore, South Korea, Taiwan or the United Kingdom;

•	the employee remains employed by Intersil or one of our subsidiaries through the new stock option grant date;

•

the employee is not an executive officer subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a member of our Board of Directors or a consultant; and

•

the employee holds “eligible stock options.” An “eligible stock option” is a stock option that was granted under our 1999 Equity Compensation Plan, as amended and restated from time to time (the “1999 Plan”), or our 2008 Equity Compensation Plan, as amended and restated from time to time (the “2008 Plan”), in either case, that has an exercise price equal to or greater than $22.00 but less than $36.00.

Although we intend to include all international eligible employees in the countries listed above, we may exclude otherwise eligible employees located in such countries if, for any reason, we believe that their participation would be illegal, inadvisable or impractical. In addition, we reserve the right to withdraw the Exchange Offer in any jurisdiction. If we withdraw the Exchange Offer in a jurisdiction, employees in such jurisdiction will not be permitted to participate in the Exchange Offer and any attempt to surrender eligible stock options by such employees will not be accepted by us.

If you receive new stock options in the Exchange Offer, they will be subject to the following terms and conditions:

•

Number of Shares Underlying New Stock Options. Your new stock options will cover a smaller number of shares than the eligible stock options you surrender. The number of shares underlying each new stock option will be determined by using one of the three exchange ratios described in Section 1 of The Exchange Offer, entitled “General Information (Eligible Employees, Eligible Stock Options, Expiration Date, Etc.).” The exchange ratios are designed to result in the fair value of the new stock options received equaling approximately the fair value of the surrendered eligible stock options (based on certain valuation assumptions made prior to the commencement of the Exchange Offer, including the closing price of our common stock on the date the new stock options are granted). Please keep in mind, however, that because we cannot know the closing price of our common stock on the date the new stock options will be granted, we cannot now determine the exact difference in value between eligible stock options and the new stock options that will be granted upon their surrender.

•

Exercise Price. All new stock options will have an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the date the new stock options are granted (which we expect to be on the first business day following the expiration of the Exchange Offer).

•

Vesting. All new stock options will vest according to one of two vesting schedules. New stock options that are received in exchange for eligible stock options that are either fully vested or that are scheduled to be fully vested within one year after the new stock option grant date will vest over three years at the rate of one-third on the first anniversary of the grant date and then in equal quarterly installments over the remaining two year vesting period. New stock options that are received in exchange for eligible stock options that are not scheduled to be fully vested within one year after the new stock option grant date will vest over four years at the rate of one-fourth on the first anniversary of the grant date and then in equal quarterly installments over the remaining three year vesting period. Vesting on each scheduled vesting date will generally be subject to the eligible employee’s continued employment with Intersil or one of our subsidiaries on such date. Please note that new stock options received in exchange for eligible stock options that contain special vesting and/or exercise provisions upon a change in control and/or retirement will contain similar change in control and/or retirement provisions, as the case may be. New stock options received in exchange for eligible stock options that do not contain such special change in control or retirement provisions will not contain such provisions.

•	Term. All new stock options will have a term of seven years from the new stock option grant date.

•

Other Terms and Conditions of New Stock Options. All new stock options will be granted under the 2008 Plan and will be subject to its terms and conditions, as well as the terms and conditions of the applicable option grant documents.

Participation in the Exchange Offer is voluntary. Eligible employees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis, subject to the terms and conditions set forth in this Offer to Exchange document. In order to exchange a portion of an eligible stock option, an eligible employee must exchange all of that eligible stock option. Eligible stock options properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled upon the expiration of the Exchange Offer and the new stock options will be granted shortly thereafter (we expect the new stock options to be granted on the first business day following the expiration of the Exchange Offer). If you choose not to participate in the Exchange Offer or not to surrender all of your eligible stock options in the Exchange Offer, or if your election form to participate in the Exchange Offer is not accepted by us, you will continue to hold your eligible stock options that are not exchanged in the Exchange Offer in accordance with the terms and conditions of the applicable stock option grant documents and equity plans under which such eligible stock options were granted.

Shares of Intersil common stock are listed on the NASDAQ Global Select Market under the symbol “ISIL.” On September 18, 2009, the closing price of our common stock on the NASDAQ Global Select Market was $15.85 per share. The current market price of our common stock, however, is not necessarily indicative of future market prices of our common stock, and we cannot predict what the closing price of our common stock will be on the date the new stock options are granted.

We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange document. The Exchange Offer is not conditioned on a minimum number of eligible stock options being surrendered for exchange or on a minimum number of eligible employees participating.

We have engaged BNY Mellon Shareowner Services (“Mellon”) to act as the depositary and information agent for the Exchange Offer. If you would like to participate in the Exchange Offer, you must notify Mellon of your election to exchange your eligible stock options before the Exchange Offer expires. You may notify Mellon of your election in one of the following two ways:

•

Make an election online at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/intersil. Your online election must be properly submitted before the expiration deadline of 5:00 p.m., Eastern Standard Time, on November 5, 2009 (or such later date as may apply if the Exchange Offer is extended).

•

Complete a paper election form and deliver it to Mellon according to the instructions contained in the materials accompanying the form so that Mellon receives it before the expiration deadline of 5:00 p.m., Eastern Standard Time, on November 5, 2009 (or such later date as may apply if the Exchange Offer is extended). You must allow for adequate delivery time to ensure that Mellon receives your election form by the expiration of the Exchange Offer. In order to receive a paper election form, you must request such form by contacting Mellon at 866-284-5699 (from within the U.S.) or at 201-680-6579 (from outside the U.S.).

IMPORTANT

Although our Board of Directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in Section 7 of The Exchange Offer, entitled “Conditions to Completion of the Exchange Offer.” Neither we nor our Board of Directors will make any recommendation as to whether you should participate in the Exchange Offer. You must make your own decision on whether to surrender your eligible stock options for exchange after taking into account your own personal circumstances or preferences. If you hold eligible stock options and are subject to taxation in a country other than the United States, please refer to the Schedules attached to this Offer to Exchange document for further details regarding tax consequences and other issues for international employees. We encourage you to consult your personal tax, financial, legal and/or other advisors as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer. In addition, we encourage you to see the section below entitled “Risk Factors” for a discussion of certain risks and uncertainties that you should consider while deciding whether to participate in the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

SUMMARY TERM SHEET (presented in a Question and Answer format)

RISK FACTORS

THE EXCHANGE OFFER

Section 1.	General Information (Eligible Employees, Eligible Stock Options, Expiration Date, Etc.)
Section 2.	Purpose of the Exchange Offer
Section 3.	Procedure for Participating in the Exchange Offer
Section 4.	Withdrawal Rights; Procedure for Changing and Withdrawing Elections
Section 5.	Acceptance and Cancellation of Eligible Stock Options; Granting of New Stock Options
Section 6.	Terms of New Stock Options
Section 7.	Conditions to Completion of the Exchange Offer
Section 8.	Price Range of Common Stock Underlying Eligible Stock Options
Section 9.	Source and Amount of Consideration
Section 10.	Information Concerning Intersil; Financial Information
Section 11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities
Section 12.	Status of Eligible Stock Options Acquired by Intersil in the Exchange Offer
Section 13.	Accounting Consequences of the Exchange Offer
Section 14.	Legal Matters; Regulatory Approvals
Section 15.	Material U.S. Federal Income Tax Consequences
Section 16.	Extension of the Exchange Offer; Termination; Amendment
Section 17.	Fees and Expenses
Section 18.	Additional Information
Section 19.	Miscellaneous; Forward Looking Statements
Schedules.	Certain Tax and Other Considerations for International Eligible Employees

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

This Summary Term Sheet contains important information about the Exchange Offer. It is presented in a question and answer format and is designed to address common questions that you may have about the Exchange Offer. We encourage you to carefully read the rest of this Offer to Exchange document. Certain of the answers below also include references to the relevant sections of The Exchange Offer, which begins on page 19, and to other portions of the Offer to Exchange document, where you can find a more complete description of the topics discussed in this Summary Term Sheet.

Index to Questions and Answers

Section A.	Background Information
Q1.	What is the Exchange Offer?
Q2.	Why is Intersil implementing the Exchange Offer?

Section B.	Employees Eligible to Participate in the Exchange Offer
Q3.	Who is eligible to participate in the Exchange Offer?
Q4.	Am I eligible to participate in the Exchange Offer if I am on an authorized leave of absence?
Q5.	Will I be eligible to participate in the Exchange Offer if I do not remain employed by Intersil or one of its subsidiaries on the date new stock options are granted?

Section C.	Stock Options Eligible for the Exchange Offer
Q6.	Which of my stock options can I exchange in the Exchange Offer?
Q7.	Can I exchange some, but not all of my eligible stock options?
Q8.	Can I exchange stock options that I have already fully exercised?
Q9.	Can I exchange the remaining portion of an eligible stock option grant that I have only partially exercised?
Q10.	Will I be required to give up all of my rights under the eligible stock options that I surrender?
Q11.	Where can I get information about which of my stock options I can exchange in the Exchange Offer?

Section D.	Participating in the Exchange Offer
Q12.	Is participation in the Exchange Offer voluntary?
Q13.	How long do I have to decide whether to participate in the Exchange Offer?
Q14.	How can I elect to participate in the Exchange Offer?
Q15.	If I already submitted an election form, can I change or withdraw my previous elections?
Q16.	How will I know if my election form has been received?
Q17.	What will happen if I do not submit my election form or my revised election form by the expiration of the Exchange Offer?

Section E.	New Stock Options Received in the Exchange Offer
Q18.	How many new stock options will I receive in exchange for my surrendered stock options?
Q19.	Will the value of the new stock options I receive equal the value of the stock options I surrender?
Q20.	Will the terms and conditions of the new stock options I receive be the same as the terms and conditions of the stock options I surrender?
Q21.	How will the exercise price of my new stock options be determined?
Q22.	When will my new stock options become vested and exercisable?

Section F.	Tax Consequences of Participating in the Exchange Offer
Q23.	What are the U.S. federal income tax consequences of participating in the Exchange Offer?

Q24.	What are the tax consequences to international employees participating in the Exchange Offer?

Section G.	Miscellaneous Items
Q25.	Is the Exchange Offer subject to any conditions?
Q26.	What happens if Intersil’s stock price goes down in the future and my new stock options end up being underwater?
Q27.	What happens to my eligible stock options that are not exchanged in the Exchange Offer?
Q28.	Does Intersil recommend participating in the Exchange Offer?
Q29.	Who do I contact if I need assistance with the Stock Option Exchange Program Website or if I need a paper copy of this Offer to Exchange document or any documents attached to or referred to in this Offer to Exchange document, including an election form?

Section A.	Background Information on the Exchange Offer

Q1.	What is the Exchange Offer?

The Exchange Offer provides eligible employees with the opportunity to exchange certain stock options held by them with an exercise price that equals or exceeds $22.00, but is less than $36.00, for new stock options covering a smaller number of shares and having an exercise price equal to the closing price of our common stock on the grant date.

Q2.	Why is Intersil implementing the Exchange Offer?

Stock options are a key component of the compensation package offered to our employees. Stock options are designed to motivate and retain our employees and to align their interests with those of our shareholders. However, due to the significant decline in our stock price over the last several quarters, many of the stock options held by our employees are significantly underwater, which means that the exercise price of the stock option exceeds the value of our common stock. We do not believe that these underwater stock options provide any meaningful incentive or retention value to our employees. By implementing the Exchange Offer and allowing our employees to exchange certain of their underwater stock options for new stock options having a market value exercise price, we believe that our equity compensation program will again provide the incentive and retention value that it was designed to provide. Please see Section 2 of The Exchange Offer, entitled “Purpose of the Exchange Offer,” for more information.

Section B.	Employees Eligible to Participate in the Exchange Offer

Q3.	Who is eligible to participate in the Exchange Offer?

The Exchange Offer is open to all of our employees in the U.S., China, Germany, Hong Kong, India, Japan, Malaysia, Singapore, South Korea, Taiwan and the United Kingdom, other than our executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act. In addition, none of the members of our Board of Directors, our consultants or any former employees are eligible to participate in the Exchange Offer. Although we intend to include all international eligible employees in the countries listed above, we may exclude such employees if, for any reason, we believe that their participation would be illegal, inadvisable or impractical. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Employees, Eligible Stock Options, Expiration Date, Etc.),” for more information.

Q4.	Am I eligible to participate in the Exchange Offer if I am on an authorized leave of absence?

Any eligible employee who is on an authorized leave of absence will be able to participate in the Exchange Offer. If you surrender your eligible stock options and you are on an authorized leave of absence on the date new stock options are granted, you will be entitled to receive new stock options on such date as long as all other eligibility requirements for the Exchange Offer are met. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Employees, Eligible Stock Options, Expiration Date, Etc.),” for more information.

Q5.	Will I be eligible to participate in the Exchange Offer if I do not remain employed by Intersil or one of its subsidiaries on the date new stock options are granted?

No. In order to participate in the Exchange Offer and receive new stock options, an employee who elects to participate in the Exchange Offer must remain employed by Intersil or one of its subsidiaries through the date the new stock options are granted. In the event that an employee who elected to participate in the Exchange Offer does not remain employed by Intersil or one of its subsidiaries through the new stock option grant date, the employee will not receive any new stock options and will continue to hold his or her eligible stock options in accordance with the terms of the applicable stock option agreement and equity plan. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Employees, Eligible Stock Options, Expiration Date, Etc.),” and Section 5 of The Exchange Offer, entitled “Acceptance and Cancellation of Eligible Stock Options; Granting of New Stock Options,” for more information.

Section C.	Stock Options Eligible for the Exchange Offer

Q6.	Which of my stock options can I exchange in the Exchange Offer?

Stock options granted under our 1999 Plan or our 2008 Plan with an exercise price that is equal to or greater than $22.00, but less than $36.00, are eligible to be exchanged in the Exchange Offer. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Employees, Eligible Stock Options, Expiration Date, Etc.),” for more information.

Q7.	Can I exchange some, but not all of my eligible stock options?

Yes. Eligible employees may elect to exchange some or all of their eligible stock options on a grant-by-grant basis. This means that you can elect to exchange some of your eligible stock option grants while retaining your other eligible stock option grants. For example, if you hold eligible stock option grants covering 90, 100 and 200 shares, you can elect to exchange one or two of these grants while continuing to hold the remaining grant or grants, or you can elect to exchange all three of these grants. However, if you elect to exchange a stock option grant, you must elect to exchange all unexercised shares underlying that stock option grant. If you attempt to exchange some, but not all, of the unexercised shares underlying an eligible stock option grant, your election form will be rejected. For example, if you hold an eligible stock option grant that is unexercised with respect to 50 of the underlying shares, you can retain the eligible stock option grant or elect to exchange it with respect to all 50 of the underlying shares. However, you cannot elect to exchange such eligible stock option grant with respect to only a portion of the 50 underlying shares, such as only 30 of the underlying shares. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Employees, Eligible Stock Options, Expiration Date, Etc.),” and Section 3 of The Exchange Offer, entitled “Procedure for Participating in the Exchange Offer,” for more information.

Q8.	Can I exchange stock options that I have already fully exercised?

No. Only eligible stock options that have not been fully exercised may be exchanged in the Exchange Offer. In addition, you will not be able to exchange shares of Intersil stock that you own outright (including shares of Intersil stock that you acquired upon the exercise of Intersil stock options).

Q9.	Can I exchange the remaining portion of an eligible stock option grant that I have only partially exercised?

Yes. If you previously exercised an eligible stock option grant in part, the remaining outstanding unexercised portion of the eligible stock option grant can be exchanged in the Exchange Offer. For example, if you were granted an eligible stock option covering 1000 shares of our common stock and you have already exercised that stock option with respect to 400 of the underlying shares, you may elect to exchange the stock option with respect to the remaining 600 shares. In such an event, as described in Question 7, you would have to exchange the stock option with respect to all 600 of the underlying shares if you wanted to exchange that eligible stock option.

Q10.	Will I be required to give up all of my rights under the eligible stock options that I surrender?

Yes. Upon the expiration of the Exchange Offer, all of your eligible stock options that are accepted for exchange will be cancelled, and you will no longer have any rights under those surrendered eligible stock options. Please see Section 5 of The Exchange Offer, entitled “Acceptance and Cancellation of Eligible Stock Options; Granting of New Stock Options,” and Section 12 of The Exchange Offer, entitled “Status of Eligible Stock Options Acquired by Intersil in the Exchange Offer,” for more information.

Q11.	Where can I get information about which of my stock options I can exchange in the Exchange Offer?

Eligible employees will be given information about their eligible stock options (including the exercise price, number of shares underlying the stock option and vesting schedule) at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/intersil. This information can also be requested in a paper copy that will be mailed to you by contacting Mellon at 866-284-5699 (from within the U.S.) or at 201-680-6579 (from outside the U.S.). Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Employees, Eligible Stock Options, Expiration Date, Etc.),” for more information.

Section D.	Participating in the Exchange Offer

Q12.	Is participation in the Exchange Offer voluntary?

Yes. Participation in the Exchange Offer is voluntary. If you decide not to surrender any of your eligible stock options in the Exchange Offer, you do not need to do anything.

Q13.	How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer commenced at 12:00 a.m., Eastern Daylight Time, on October 7, 2009 and will expire at 5:00 p.m., Eastern Standard Time, on November 5, 2009. No exceptions will be made to this deadline, unless we extend it. As such, if you would like to participate in the Exchange Offer, your election form must be properly submitted and received by Mellon before 5:00 p.m., Eastern Standard Time, on November 5, 2009. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced expiration date. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Employees, Eligible Stock Options, Expiration Date, Etc.),” Section 3 of The Exchange Offer, entitled “Procedure for Participating in the Exchange Offer,” and Section 4 of The Exchange Offer, entitled “Withdrawal Rights; Procedure for Changing and Withdrawing Elections,” for more information.

Q14.	How can I elect to participate in the Exchange Offer?

If you are an eligible employee and you would like to participate in the Exchange Offer, you must notify Mellon of your election to exchange your eligible stock options before the Exchange Offer expires. You may notify Mellon of your election in one of the following two ways:

•

Make an election online at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/intersil. Your online election must be properly submitted before the expiration deadline of 5:00 p.m., Eastern Standard Time, on November 5, 2009 (or such later date as may apply if the Exchange Offer is extended).

•

Complete a paper election form and deliver it to Mellon according to the instructions contained in the materials accompanying the form so that Mellon receives it before the expiration deadline of 5:00 p.m., Eastern Standard Time, on November 5, 2009 (or such later date as may apply if the Exchange Offer is extended). You must allow for adequate delivery time to ensure that Mellon receives your election form by the expiration of the Exchange Offer. In order to receive a paper election form, you must request such form by contacting Mellon at 866-284-5699 (from within the U.S.) or at 201-680-6579 (from outside the U.S.)

You do not need to return your stock option agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.

Your eligible stock options will not be considered surrendered until Mellon receives your properly submitted election form. Your properly submitted election form must be received by Mellon before 5:00 p.m., Eastern Standard Time, on November 5, 2009 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is properly completed and received by Mellon before the expiration of the Exchange Offer.

We reserve the right to reject any or all surrenders of eligible stock options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly surrendered eligible stock options on November 5, 2009 (or such later date as may apply if the Exchange Offer is extended). Please see Section 3 of The Exchange Offer, entitled “Procedure for Participating in the Exchange Offer,” for more information.

Q15.	If I already submitted an election form, can I change or withdraw my previous elections?

Yes. If you previously submitted an election form to surrender some or all of your eligible stock options, you can change or withdraw your previous elections by:

•

Revising your elections online at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/intersil. Your revised online elections must be properly submitted before the expiration deadline of 5:00 p.m., Eastern Standard Time, on November 5, 2009 (or such later date as may apply if the Exchange Offer is extended) in order to be processed.

•

Completing a new paper election form and delivering it to Mellon according to the instructions contained in the materials accompanying the form so that Mellon receives it before the expiration deadline of 5:00 p.m., Eastern Standard Time, on November 5, 2009 (or such later date as may apply if the Exchange Offer is extended). Your new properly completed and submitted paper election form will replace your previous election forms, provided that it is received by Mellon before the expiration of the Exchange Offer. You must allow for adequate delivery time to ensure that Mellon receives your new election form by the expiration of the Exchange Offer. In order to receive a paper election form, you must request such form by contacting BNY Mellon at 866-284-5699 (from within the U.S.) or at 201-680-6579 (from outside the U.S.).

You may change or withdraw your elections at any time prior to the expiration of the Exchange Offer. If you miss the deadline for notifying Mellon of your election change or withdrawal or if your election change or withdrawal is not accepted by us, but, in either case, you remain an eligible employee as of the new stock option grant date, your most recent properly completed election form on file with Mellon as of the expiration of the Exchange Offer will be processed in accordance with the terms of the Exchange Offer. Please see Section 4 of The Exchange Offer, entitled “Withdrawal Rights; Procedure for Changing and Withdrawing Elections,” for more information.

Q16.	How will I know if my election form has been received?

You can check the “Election Confirmation” page on the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/intersil, at any time to see your current election(s). Additionally, if you notify Mellon of your election to participate in the Exchange Offer (or of your election to change or withdraw a previously submitted election) by submitting a paper election form, Mellon will mail you confirmation of receipt of your paper election form. However, it is your responsibility to ensure that Mellon receives your election form prior to the expiration of the Exchange Offer.

Q17.	What will happen if I do not submit my election form or my revised election form by the expiration of the Exchange Offer?

If Mellon does not receive your properly completed election to surrender your eligible stock options for exchange before the Exchange Offer expires (which will be at 5:00 p.m., Eastern Standard Time, on November 5, 2009 (or such later date if we extend the Exchange Offer)), then all of your eligible stock options will remain outstanding in accordance with their terms. In addition, if you submit a revised election form but it is not received by Mellon before the Exchange Offer expires, or if your revised election form is received by Mellon before the Exchange Offer expires but it is not properly completed, then in either case, your most recent properly completed and submitted election form on file with Mellon as of the expiration of the Exchange Offer will be processed in accordance with the terms of the Exchange Offer. Please see Section 3 of The Exchange Offer, entitled “Procedure for Participating in the Exchange Offer,” and Section 4 of The Exchange Offer, entitled “Withdrawal Rights; Procedure for Changing and Withdrawing Elections,” for more information.

Section E.	New Stock Options Received in the Exchange Offer

Q18.	How many new stock options will I receive in exchange for my surrendered stock options?

Three stock option exchange tiers and ratios will be used in the Exchange Offer to determine the number of new stock options that an eligible employee will receive in exchange for his or her surrendered stock options:

Exchange Tier	Exchange Ratio
$22.00-$27.99	2.5:1
$28.00-$29.99	3.5:1
$30.00-$35.99	6.5:1

Under the first exchange tier, eligible stock options with an exercise price equal to or greater than $22.00 but less than $28.00 will be exchanged at the rate of 2.5:1 (meaning that for every 2.5 shares underlying a surrendered eligible stock option, a new stock option covering 1 share will be granted).

Under the second exchange tier, eligible stock options with an exercise price equal to or greater than $28.00 but less than $30.00 will be exchanged at the rate of 3.5:1 (meaning that for every 3.5 shares underlying a surrendered eligible stock option, a new stock option covering 1 share will be granted).

Under the third exchange tier, eligible stock options with an exercise price equal to or greater than $30.00 but less than $36.00 will be exchanged at the rate of 6.5:1 (meaning that for every 6.5 shares underlying a surrendered eligible stock option, a new stock option covering 1 share will be granted).

To the extent that an eligible employee would be entitled to receive a new stock option covering a fraction of a share, the number of shares underlying that new stock option will be rounded down to the nearest whole number.

For example, if an eligible employee exchanges an eligible stock option with an exercise price of $25.00 covering 100 shares, the employee will receive a new stock option with a market value exercise price covering 40 shares (100/2.5). If, on the other hand, an eligible employee exchanges an eligible stock option with an exercise price of $29.00 covering 140 shares, the employee will receive a new stock option with a market value exercise price covering 40 shares (120/3.5). If an eligible employee instead exchanges an eligible stock option with an exercise price of $35.00 covering 260 shares, the employee will receive a new stock option with a market value exercise price covering 40 shares (260/6.5). Alternatively, if an eligible employee exchanges an eligible stock option with an exercise price of $35.00 covering 200 shares, the employee will receive a new stock option with a market value exercise price covering 30 shares. This is determined by dividing the number of shares covered by the eligible option (200) by the applicable exchange ratio (6.5), which equals 30.76, and then rounding down to the nearest whole number (30). Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Employees, Eligible Stock Options, Expiration Date, Etc.),” for more information.

Q19.	Will the value of the new stock options I receive equal the value of the stock options I surrender?

We designed the Exchange Offer so that the value of new stock options received will equal approximately the value of the eligible stock options exchanged (based on certain valuation assumptions made prior to the commencement of the Exchange Offer, including the closing price of our common stock on the date the new stock options are granted). However, because the value of eligible stock options within an exchange tier will vary slightly (due to certain factors, such as exercise prices and expiration dates), but the value of each new stock option granted in exchange for surrendered eligible stock options within an exchange tier will be the same (assuming the new stock options cover the same number of shares), there will be some variation between the value of the eligible stock options an employee exchanges and the value of the new stock options he or she receives. Although we expect any difference in the value of new stock options and the eligible stock options for which they are exchanged to be very small, because we cannot know the closing price of our common stock on the date the new stock options will be granted, we cannot now determine the exact difference in value between eligible stock options and the new stock options that will be granted upon their surrender. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Employees, Eligible Stock Options, Expiration Date, Etc.),” Section 9 of The Exchange Offer, entitled “Source and Amount of Consideration,” and Section 13 of The Exchange Offer, entitled “Accounting Consequences of the Exchange Offer,” for more information.

Q20.	Will the terms and conditions of the new stock options I receive be the same as the terms and conditions of the stock options I surrender?

No. All new stock options will be granted under the 2008 Plan and will be subject to its terms and the terms of the new stock option grant agreements. In addition, as explained below in Questions 21 and 22, new stock options will have a different vesting schedule and exercise price than the eligible stock options for which they were exchanged. All new stock options will also be non-qualified stock options for purposes of U.S. federal income tax laws and will have a term of seven years from the grant date. Please note, however, that new stock options received in exchange for eligible stock options that contain special vesting and/or exercise provisions upon a change in control and/or retirement will contain similar change in control and/or retirement provisions, as the case may be. New stock options received in exchange for eligible stock options that do not contain such special change in control or retirement provisions will not contain such provisions. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Employees, Eligible Stock Options, Expiration Date, Etc.),” and Section 6 of The Exchange Offer, entitled “Terms of New Stock Options,” for more information.

Q21.	How will the exercise price of my new stock options be determined?

All new stock options will have an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the date the new stock options are granted, which is expected to be the first business day following the close of the Exchange Offer. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Employees, Eligible Stock Options, Expiration Date, Etc.),” Section 5 of The Exchange Offer, entitled “Acceptance and Cancellation of Eligible Stock Options; Granting of New Stock Options,” and Section 6 of The Exchange Offer, entitled “Terms of New Stock Options,” for more information.

Q22.	When will my new stock options become vested and exercisable?

New stock options will vest according to one of two schedules, depending on the vesting status of the eligible stock options for which they were exchanged. New stock options that are received in exchange for eligible stock options that are either fully vested or that are scheduled to be fully vested within one year after the new stock option grant date will vest over three years at the rate of one-third on the first anniversary of the grant date and then in equal quarterly installments over the remaining two year vesting period. New stock options that are received in exchange for eligible stock options that are not scheduled to be fully vested within one year after the new stock option grant date will vest over four years at the rate of one-fourth on the first anniversary of the grant date and then in equal quarterly installments over the remaining three year vesting period.

For example, if an employee receives a new stock option on November 6, 2009 covering 240 shares in exchange for an eligible stock option that is fully vested on the new stock option grant date, the new stock option will vest over three years as follows:

Vesting Date	Number of Shares Vesting	Total Shares Vested
November 6, 2010	80	80
February 6, 2011	20	100
May 6, 2011	20	120
August 6, 2011	20	140
November 6, 2011	20	160
February 6, 2012	20	180
May 6, 2012	20	200
August 6, 2012	20	220
November 6, 2012	20	240

If, on the other hand, an eligible employee receives a new stock option on November 6, 2009 covering 240 shares in exchange for an eligible stock option that is not scheduled to be fully vested within one year after the new stock option grant date, the new stock option will vest over four years as follows:

Vesting Date	Number of Shares Vesting	Total Shares Vested
November 6, 2010	60	60
February 6, 2011	15	75
May 6, 2011	15	90
August 6, 2011	15	105
November 6, 2011	15	120
February 6, 2012	15	135
May 6, 2012	15	150
August 6, 2012	15	165
November 6, 2012	15	180
February 6, 2013	15	195
May 6, 2013	15	210
August 6, 2013	15	225
November 6, 2013	15	240

Please note that new stock options received in exchange for eligible stock options that contain special vesting and/or exercise provisions upon a change in control and/or retirement will contain similar change in control and/or retirement provisions, as the case may be. New stock options received in exchange for eligible stock options that do not contain such special change in control or retirement provisions will not contain such provisions. Please see Section 1 of The Exchange Offer, entitled “General Information (Eligible Employees, Eligible Stock Options, Expiration Date, Etc.),” and Section 6 of The Exchange Offer, entitled “Terms of New Stock Options,” for more information.

Section F.	Tax Consequences of Participating in the Exchange Offer

Q23.	What are the U.S. federal income tax consequences of participating in the Exchange Offer?

Although the U.S. federal income tax consequences of participating in the Exchange Offer are not entirely certain, the exchange of eligible stock options for new stock options should be treated as a non-taxable exchange and no income should be recognized upon the grant of new stock options or the cancellation of the exchanged eligible stock options for U.S. federal income tax purposes. Please see Section 15 of The Exchange Offer, entitled “Material U.S. Federal Income Tax Consequences,” for more information.

Q24.	What are the tax consequences to international employees participating in the Exchange Offer?

The tax consequences to international employees participating in the Exchange Offer vary depending on their home country. International employees are urged to review the Schedules to this Offer to Exchange document for general tax information about the tax consequences to them associated with participating in the Exchange Offer.

Section G.	Miscellaneous Items

Q25.	Is the Exchange Offer subject to any conditions?

The Exchange Offer is subject to a number of conditions related to events that could occur prior to the expiration of the Exchange Offer. These events are described in more detail in Section 7 of The Exchange Offer, entitled “Conditions to Completion of the Exchange Offer.” The Exchange Offer is not conditioned upon a minimum number of eligible stock options being surrendered for exchange or on a minimum number of eligible employees participating in the Exchange Offer. If any of the events described in Section 7 of The Exchange Offer occur, we may terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.

Q26.	What happens if Intersil’s stock price goes down in the future and my new stock options end up being underwater?

If the price of our common stock declines after the grant date of the new stock options, you will continue to hold your new stock options in accordance with the terms of the applicable grant documents and the 2008 Plan. You will not be permitted to exchange your new stock options for stock options that are not underwater.

Q27.	What happens to my eligible stock options that are not exchanged in the Exchange Offer?

The Exchange Offer will have no effect on eligible stock options that are not surrendered in the Exchange Offer.

Q28.	Does Intersil recommend participating in the Exchange Offer?

Intersil cannot, and will not, make any recommendations as to whether you should participate in the Exchange Offer. Intersil is providing as much information as possible to assist you in making your own informed decision regarding participating in the Exchange Offer. You are encouraged to seek further advice from your tax, financial and legal advisors. Please also review the section below entitled “Risk Factors” for a discussion of the risks of participating in the Exchange Offer.

Q29.	Who do I contact if I need assistance with the Stock Option Exchange Program Website or if I need a paper copy of this Offer to Exchange document or any documents attached to or referred to in this Offer to Exchange document, including an election form?

If you need assistance with the Stock Option Exchange Program Website, a paper copy of this Offer to Exchange document or any documents attached to or referred to in this Offer to Exchange document, including an election form, please contact Mellon at 866-284-5699 (from within the U.S.) or at 201-680-6579 (from outside the U.S.) 24 hours a day, Monday through Friday.

RISK FACTORS

Participating in the Exchange Offer involves a number of risks and uncertainties. Conversely, there are also risks associated with keeping your eligible stock options and deciding not to tender them in the Exchange Offer. In deciding whether or not to participate in the Exchange Offer, you should carefully consider, in addition to the other information contained in or incorporated by reference into this Offer to Exchange document, the information appearing in our Annual Report on Form 10-K for the year ended January 2, 2009, our Quarterly Reports on Form 10-Q for the quarters ended April 3, 2009 and July 3, 2009 and our definitive proxy statement filed with the SEC on August 20, 2009, each of which is incorporated into this Offer to Exchange document by reference (see Section 18 of The Exchange Offer, entitled “Additional Information”). You also should consider the following significant risks when making a decision about whether to participate in the Exchange Offer. You should carefully consider these factors, and you are encouraged to consult your financial, tax and legal advisors as necessary before deciding to participate in the Exchange Offer. In addition, we strongly urge you to read the sections in, and schedules to, this Offer to Exchange document discussing certain material tax consequences as well as the rest of this Offer to Exchange document for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Exchange Offer.

Risks Related to the Exchange Offer

If the price of our common stock increases after your new stock options are granted, the value that you receive upon exercise of your new stock options may be less than the value that you would have received upon exercise of the eligible stock options that you surrendered in the exchange.

Because the exchange tiers and exchange ratios that will be used in the Exchange Offer have been designed such that the fair value of the new stock options granted will equal approximately the fair value of the eligible stock options for which they are received (based on certain valuation assumptions made prior to the commencement of the Exchange Offer, including the closing price of our common stock on the date the new stock options are granted), if you participate in the Exchange Offer, the new stock options that you receive will cover a smaller number of shares than the eligible stock options that you surrender. As such, it is possible that in the future, your surrendered eligible stock options would have been more valuable upon exercise than the new stock options that you receive in the Exchange Offer.

For example, assume for illustrative purposes only that you surrender an eligible stock option covering 100 shares of our common stock with an exercise price of $22.00 per share in the Exchange Offer. In such an event, you would receive a new stock option covering 40 shares of our common stock. Assume further that the exercise price of the new stock option you receive is $16.00 and four years after the new stock option grant date, the price of our common stock increased to $30.00 per share. Under this example, if you exercise your new stock option in full when the price of our common stock is $30.00 per share and then immediately sell all of the shares acquired upon exercise, you would recognize a pre-tax gain of $560 (which represents the difference between the amount you sold each share for ($30.00) and the exercise price per share ($16.00), multiplied by the number of shares you sold (40)). If you had instead kept your surrendered eligible stock option, exercised it in full when the price of our common stock was $30.00 per share and then immediately sold all of the shares acquired upon exercise, you would have recognized a pre-tax gain of $800 (which represents the difference between the amount you sold each share for ($30.00) and the exercise price per share ($22.00), multiplied by the number of shares you sold (100)).

Whether you will be in a better position if you surrender your eligible stock options for new stock options instead of retaining your eligible stock options depends on many factors, including the number of eligible stock options you hold, the number of new stock options that you would receive in exchange for your eligible stock options, the exercise price of the new stock options and your eligible stock options, the value of our common stock in the future, how long you remain employed by Intersil or one of our subsidiaries and the expiration date of your eligible stock options. We encourage you to consult with your financial, tax and legal advisors when determining whether to participate in the Exchange Offer.

The value of our common stock could decrease after the new stock option grant date, causing your new stock options to be underwater.

There is no guarantee that our stock price will increase after the new stock option grant date. If the price of our common stock decreases after the new stock option grant date, your new stock options will be underwater and will be less valuable than when you received them. However, if our stock price does decrease after the new stock option grant date, any eligible stock options that you surrendered in the Exchange Offer would have continued to be underwater had you not surrendered them.

If you participate in the Exchange Offer and your employment with us terminates before your new stock options fully vest, you will forfeit any unvested portion of your new stock options.

New stock options will vest according to one of two vesting schedules. New stock options that are received in exchange for eligible stock options that are either fully vested or that are scheduled to be fully vested within one year after the new stock option grant date will vest over three years at the rate of one-third on the first anniversary of the grant date and then in equal quarterly installments over the remaining two year vesting period. New stock options that are received in exchange for eligible stock options that are not scheduled to be fully vested within one year after the new stock option grant date will vest over four years at the rate of one-fourth on the first anniversary of the grant date and then in equal quarterly installments over the remaining three year vesting period. Generally, vesting on a scheduled vesting date is contingent on your continued employment with Intersil or one of our subsidiaries on the applicable vesting date. If your employment with us or one of our subsidiaries terminates for any reason, your new stock options will generally cease vesting, and any unvested portion of your new stock options will be cancelled as of your separation date. Accordingly, if you participate in the Exchange Offer and your employment terminates before your new stock options fully vest, you will generally forfeit any unvested portion of your new stock options even if the eligible stock options you surrendered in the Exchange Offer were fully or partially vested at the time of the exchange.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Intersil or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date or thereafter.

If you are subject to non-U.S. tax laws, there may be tax, social insurance or other consequences for participating in the Exchange Offer.

If you are subject to the tax laws of another country, you should be aware that there may be tax, social insurance or other consequences that may apply to you if you participate in the Exchange Offer. You should read the Schedules attached to this Offer to Exchange document carefully, as they provide important information about the tax consequences and other issues related to participation in the Exchange Offer for your country of residence. You are encouraged to consult your own financial, tax and legal advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including those in our Annual Report on Form 10-K for the fiscal year ended January 2, 2009, as well as our Quarterly Reports on Form 10-Q for the quarters ended April 3, 2009 and July 3, 2009, and also the information provided in this Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our website at www.intersil.com/investor. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 18 of The Exchange Offer, entitled “Additional Information,” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

OCTOBER 7, 2009

Section 1. General Information (Eligible Employees, Eligible Stock Options, Expiration Date, Etc.)

Upon the terms and subject to the conditions of the Exchange Offer as described herein, we are making an offer to our eligible employees to exchange some or all of their eligible stock options (on a grant-by-grant basis) for new stock options covering a smaller number of shares and having an exercise price equal to the closing price of our common stock on the new stock option grant date as reported on the NASDAQ Global Select Market. In order to participate in the Exchange Offer, eligible employees must surrender their eligible stock options in accordance with Section 3, “Procedure for Participating in the Exchange Offer,” and not validly withdraw their elections pursuant to Section 4, “Withdrawal Rights; Procedure for Changing and Withdrawing Elections,” in either case, before the expiration of the Exchange Offer. All references to dollars (“$”) in this Offer to Exchange document are United States dollars.

For purposes of the Exchange Offer, an “eligible employee” is an employee of Intersil or one of our subsidiaries who meets all of the following conditions:

•	the employee is employed by Intersil (or one of our subsidiaries) in the U.S., China, Germany, Hong Kong, India, Japan, Malaysia, Singapore, South Korea, Taiwan or the United Kingdom;

•	the employee remains employed by Intersil or one of our subsidiaries through the new stock option grant date;

•	the employee is not an executive officer subject to the reporting requirements of Section 16 of the Exchange Act, a member of our Board of Directors or a consultant; and

•	the employee holds “eligible stock options.”

Although we intend to include all international eligible employees in the countries listed above, we may exclude otherwise eligible employees located in such countries if, for any reason, we believe that their participation would be illegal, inadvisable or impractical. In addition, we reserve the right to withdraw the Exchange Offer in any jurisdiction. If we withdraw the Exchange Offer in a jurisdiction, employees in such jurisdiction will not be permitted to participate in the Exchange Offer and any attempt to surrender eligible stock options by such employees will not be accepted by us.

If you are on an authorized leave of absence and are otherwise an eligible employee, you will be eligible to participate in the Exchange Offer. If you elect to participate in the Exchange Offer and your eligible stock options are accepted for cancellation by us but you are on an authorized leave of absence on the new stock option grant date, you will be entitled to receive new stock options on that date. Leave is considered “authorized” if it was approved in accordance with our policies and procedures.

For purposes of the Exchange Offer, an “eligible stock option” means a stock option that was granted under our 1999 Plan or our 2008 Plan that has an exercise price equal to or greater than $22.00 but less than $36.00. The foregoing exercise price per share threshold and maximum will be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend, combination, reclassification or similar corporate event effecting our common stock that occurs after the Exchange Offer begins but before the Exchange Offer expires. You can review a list of your eligible stock options, including the exercise prices and vesting status of such options, at the Stock Option Exchange Program website, which is available at https://www.corp-action.net/intersil. This information can also be requested in hard copy by contacting Mellon at 866-284-5699 (from within the U.S.) or at 201-680-6579 (from outside the U.S.).

If you elect to participate in the Exchange Offer and we accept your surrendered eligible stock options, you will receive new stock options covering a smaller number of shares and having an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the new stock option grant date (which is expected to be the first business day after the Exchange Offer expires). The number of shares underlying your new stock options will be determined according to the following exchange ratios:

Exchange Tier	Exchange Ratio
$22.00-$27.99	2.5:1
$28.00-$29.99	3.5:1
$30.00-$35.99	6.5:1

To the extent you would be entitled to receive a new stock option covering a fraction of a share, the number of shares underlying that new stock option will be rounded down to the nearest whole number.

The exchange ratios were designed so that the fair value of the new stock options received will equal approximately the fair value of the eligible stock options for which they were exchanged (based on certain valuation assumptions made prior to the commencement of the Exchange Offer, including the closing price of our common stock on the date the new stock options are granted). However, because the value of surrendered eligible stock options within an exchange tier will vary slightly (due to certain factors, such as exercise prices and expiration dates), but the value of each new stock option granted in exchange for surrendered eligible stock options within an exchange tier will be the same (assuming the new stock options cover the same number of shares), there will be some variation between the value of the eligible stock options you exchange and the value of the new stock options you receive. Although we expect any difference in the value of new stock options and the eligible stock options for which they are exchanged to be very small, because we cannot know the closing price of our common stock on the date the new stock options will be granted, we cannot now determine the exact difference in value between eligible stock options and the new stock options that will be granted upon their surrender.

All new stock options will be granted under our 2008 Plan and will be subject to its terms and conditions, as well as the terms and conditions of the new stock option grant documents. All new stock options will also be non-qualified stock options for U.S. federal income tax purposes and will have a term of seven years from the new stock option grant date. The exercise price of each new stock option will be equal to the closing price of our common stock on the NASDAQ Global Select Market on the date the new stock options are granted. New stock options will vest according to one of two vesting schedules, depending on the vesting status of the eligible stock options for which they were exchanged. New stock options that are received in exchange for eligible stock options that are either fully vested or that are scheduled to be fully vested within one year after the new stock option grant date will vest over three years at the rate of one-third on the first anniversary of the grant date and then in equal quarterly installments over the remaining two year vesting period. New stock options that are received in exchange for eligible stock options that are not scheduled to be fully vested within one year after the new stock option grant date will vest over four years at the rate of one-fourth on the first anniversary of the grant date and then in equal quarterly installments over the remaining three year vesting period. Vesting is generally subject to continued employment with Intersil or one of our subsidiaries on the applicable vesting date. Please note that new stock options received in exchange for eligible stock options that contain special vesting and/or exercise provisions upon a change in control and/or retirement will contain similar change in control and/or retirement provisions, as the case may be. New stock options received in exchange for eligible stock options that do not contain such special change in control or retirement provisions will not contain such provisions.

The terms and conditions of our 2008 Plan that apply to stock options differ slightly in some respects from the terms and conditions of our 1999 Plan that apply to stock options. For example, under both our 1999 Plan and our 2008 Plan, several events can trigger a “change in control.” Under our 1999 Plan, one of these events generally includes the acquisition of more than 25% of Intersil’s outstanding shares or more than 25% of the voting power of Intersil’s stock. However, under our 2008 Plan, this provision was revised to require the acquisition of at least 30% of the voting power of Intersil’s stock during any 12-month period. In addition, under our 1999 Plan, a change in control also occurs when there is a change in the composition of a majority of Intersil’s board of directors. Under our 2008 Plan, this provision was revised to require such change to occur during a period of 12 consecutive months. If you are surrendering eligible stock options granted under our 1999 Plan, you should carefully read “Summary of the 2008 Plan” under Section 6, “Terms of New Stock Options,” and compare it to the terms and conditions of our 1999 Plan and the option documents covering your eligible stock options that were granted under our 1999 Plan.

The Exchange Offer is scheduled to expire at 5:00 p.m., Eastern Standard Time, on November 5, 2009, unless extended in our sole discretion. See Section 16, “Extension of the Exchange Offer; Termination; Amendment,” for a description of our rights to extend, terminate and amend the Exchange Offer.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Intersil or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date or thereafter.

NEITHER WE NOR THE BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE DOCUMENT AND YOU ARE ENCOURAGED TO CONSULT YOUR OWN FINANCIAL, TAX AND LEGAL ADVISORS AS YOU DEEM APPROPRIATE. YOU MUST MAKE YOUR OWN DECISION ON WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

Section 2. Purpose of the Exchange Offer

Our equity compensation program is intended to attract, retain and motivate key employees. Despite our best efforts to manage our costs, our stock price has experienced a significant decline since the third quarter of 2008, which has resulted in our employees holding a substantial number of underwater stock options. As of September 18, 2009, 12,955,490 of our outstanding stock options (which represents 79% of our outstanding stock options as of such date) were underwater. These underwater stock options have many negative effects on the Company and on our equity compensation program, including limiting the retention and incentive value of the overall program. Additionally, even though many of these stock options may never be exercised because they are significantly underwater, we must continue to recognize an expense for them to the extent they are unvested.

By implementing the Exchange Offer and allowing our employees to exchange certain of their underwater stock options for new stock options having a market value exercise price, we believe that our equity compensation program will again provide the incentive and retention value that it was designed to provide. In addition, we will be able to cancel surrendered eligible options that are not providing any meaningful retention or incentive value, but that are required to be expensed (to the extent unvested).

Section 3. Procedure for Participating in the Exchange Offer

If you are an eligible employee and you wish to participate in the Exchange Offer, you must notify Mellon of your election before the Exchange Offer expires at 5:00 p.m., Eastern Standard Time, on November 5, 2009 (or such later date as may apply if the Exchange Offer is extended). If we extend the Exchange Offer beyond that time, you may surrender your eligible stock options for exchange at any time until the extended expiration date of the Exchange Offer.

You will be permitted to exchange your eligible stock options for new stock options on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you elect to exchange an eligible stock option grant, you must exchange the entire outstanding and unexercised portion of that eligible stock option grant. If you attempt to exchange a portion but not all of an outstanding eligible stock option grant, your election form will be rejected. You may elect to exchange only some of your eligible stock option grants and retain your other eligible stock option grants.

Procedure for Electing to Participate in the Exchange Offer. If you are an eligible employee and you wish to surrender any of your eligible stock options for exchange, you must notify Mellon of your election to exchange such stock options before the Exchange Offer expires. You may notify Mellon of your election in one of the following two ways:

•

Make an election online at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/intersil. Your online election must be properly submitted before the expiration deadline of 5:00 p.m., Eastern Standard Time, on November 5, 2009 (or such later date as may apply if the Exchange Offer is extended).

•

Complete a paper election form and deliver it to Mellon according to the instructions contained in the materials accompanying the form so that Mellon receives it before the expiration deadline of 5:00 p.m., Eastern Standard Time, on November 5, 2009 (or such later date as may apply if the Exchange Offer is extended). You must allow for adequate delivery time to ensure that Mellon receives your election form by the expiration of the Exchange Offer. In order to receive a paper election form, you must request such form by contacting Mellon at 866-284-5699 (from within the U.S.) or at 201-680-6579 (from outside the U.S.).

Submissions by any other means, including delivery directly to Intersil or our subsidiaries, will NOT be accepted.

Included in the materials emailed to you along with this Offer to Exchange document is your nine-digit Personal Identification Number (PIN). You will need your PIN to gain access to your personal information on the Stock Option Exchange Program Website and to make your online elections with respect to the Exchange Offer. If you lose, cannot remember or otherwise have difficulties with your PIN, please contact the BNY Mellon Shareowner Services Customer Service Center, available 24 hours a day, 5 days a week (i.e., 12:00 a.m. Monday to 11:59 p.m. Friday, Eastern) at the numbers below:

•	From within the U.S. 866-284-5699

•	From outside the U.S. 201-680-6579

With respect to paper election form submissions, except as described in the following two sentences, the election form must be signed by the eligible employee who surrenders the eligible stock options exactly as the eligible employee’s name appears on the stock option agreement relating to the eligible stock options. If the eligible employee’s name has been legally changed since the stock option agreement was signed, proof of the legal name change must be submitted with the election form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence (as determined by us) of the authority of such person to act in such capacity must be identified on, and submitted with, the election form. You do not need to return your stock option agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.

You can check the “Election Confirmation” page on the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/intersil, at any time to see your current election(s). Additionally, if you notify Mellon of your election to participate in the Exchange Offer by submitting a paper election form, Mellon will mail you confirmation of receipt of your paper election form shortly after it is received. We filed a form of this confirmation with the SEC as an exhibit to the Tender Offer Statement on Schedule TO of which this Offer to Exchange document is a part (“Schedule TO”). You will not receive confirmation in the mail for elections made online.

Your eligible stock options will not be considered surrendered until Mellon receives your properly submitted election form (either online at the Stock Option Exchange Program Website or via a paper election form). Your properly submitted election form must be received before 5:00 p.m., Eastern Standard Time, on November 5, 2009 (or such later date as may apply if the Exchange Offer is extended). If you miss the deadline or submit an election form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is properly completed and received by Mellon by the deadline.

Matters Concerning Elections to Participate. We will determine all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options. Neither Intersil nor any other person is obligated to give notice of any defects or irregularities in surrenders of eligible stock options. No surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee surrendering the stock options unless waived by us. Our determination of these matters will be final and binding on all persons. Please note that the exchange period will be strictly enforced and no exceptions will be made for any reason. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular eligible stock option or any particular eligible employee.

Effect of Acceptance of Surrendered Eligible Stock Options. Your surrender of eligible stock options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling and final, subject to your withdrawal rights under Section 4, “Withdrawal Rights; Procedure for Changing and Withdrawing Elections,” and our acceptance of your surrendered eligible stock options in accordance with Section 5, “Acceptance and Cancellation of Eligible Stock Options; Granting of New Stock Options.” Our acceptance for exchange of your eligible stock options will constitute a binding agreement between you and Intersil upon the terms and subject to the conditions of the Exchange Offer.

Section 4. Withdrawal Rights; Procedure for Changing and Withdrawing Elections

If you previously submitted an election form to surrender some or all of your eligible stock options, you can change or withdraw your previous elections by:

•

Revising your elections online at the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/intersil. Your revised online elections must be properly submitted before the expiration deadline of 5:00 p.m., Eastern Standard Time, on November 5, 2009 (or such later date as may apply if the Exchange Offer is extended) in order to be processed.

•

Completing a new paper election form and delivering it to Mellon according to the instructions contained in the materials accompanying the form so that Mellon receives it before the expiration deadline of 5:00 p.m., Eastern Standard Time, on November 5, 2009 (or such later date as may apply if the Exchange Offer is extended). Your new properly completed and submitted paper election form will replace your previous election forms, provided that it is received by Mellon before the expiration of the Exchange Offer. You must allow for adequate delivery time to ensure that Mellon receives your new election form by the expiration of the Exchange Offer. In order to receive a paper election form, you must request such form by contacting Mellon at 866-284-5699 (from within the U.S.) or at 201-680-6579 (from outside the U.S.).

Submissions by any other means, including delivery directly to Intersil or our subsidiaries, will NOT be accepted.

The same rules that apply to making elections (as described in Section 3, “Procedures for Participating in the Exchange Offer”) also apply to changing or withdrawing your elections. Accordingly, just as you may not surrender only part of an eligible stock option grant, you may also not change or withdraw your election with respect to only a portion of an eligible stock option grant. If you elect to withdraw a previously surrendered eligible stock option grant, you must withdraw that entire eligible stock option grant, but need not withdraw any other eligible stock option grants previously surrendered.

You can check the “Election Confirmation” page on the Stock Option Exchange Program Website, which is available at https://www.corp-action.net/intersil, at any time to see your current election(s). Additionally, if you notify Mellon of your revised election by submitting a paper notice, Mellon will mail you confirmation of receipt of your revised paper election shortly after it is received. We filed a form of this confirmation with the SEC as an exhibit to the Schedule TO. You will not receive a confirmation in the mail for elections made online.

You may change or withdraw your elections at any time prior to the expiration of the Exchange Offer by following the procedures described in Section 3, “Procedures for Participating in the Exchange Offer,” and this Section 4. If you miss the deadline for notifying Mellon of your election change or withdrawal or if your election change or withdrawal is not accepted by us, but, in either case, you remain an eligible employee as of the new stock option grant date, your most recent properly completed election form on file with Mellon as of the expiration of the Exchange Offer will be processed in accordance with the terms of the Exchange Offer. Your previous elections will not be considered changed or withdrawn until Mellon receives your properly completed and submitted revised election (either online at the Stock Option Exchange Program Website or via a paper form ). You are responsible for making sure that your elections are properly completed and received by Mellon by the deadline.

Neither Intersil nor any other person is obligated to give notice of any defects or irregularities in any election form. No changes or withdrawals will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee making the election unless waived by us. We will determine all questions as to the form and validity, including time of receipt, of notices. Our determinations of these matters will be final and binding on all parties. Please note that the exchange period will be strictly enforced and no exceptions will be made for any reason.

Section 5. Acceptance and Cancellation of Eligible Stock Options; Granting of New Stock Options

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all eligible stock options properly surrendered, and not validly withdrawn, before the expiration of the Exchange Offer, which is currently scheduled to expire at 5:00 p.m., Eastern Standard Time, on November 5, 2009. Once we have accepted your surrendered eligible stock options, those stock options will be cancelled and you will no longer have any rights under such stock options. We expect to grant the new stock options on the first business day following the expiration date of the Exchange Offer. You will receive stock option agreements governing the terms of your new stock options shortly after the new stock option grant date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the new stock option grant date will be similarly extended.

If you have surrendered eligible stock options for exchange in the Exchange Offer and your employment with us is terminated for any reason before the new stock option grant date, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your eligible stock options for exchange. In such an event, you will continue to hold your eligible stock options in accordance with their terms and the terms of the equity compensation plans under which they were granted.

Section 6. Terms of New Stock Options

All new stock options will be granted under our 2008 Plan, will have a term of seven years from the new stock option grant date and will have an exercise price per share equal to the closing price of our common stock on the NASDAQ Global Select Market on the new stock option grant date. New stock options will vest according to one of two vesting schedules, depending on the vesting status of the eligible stock options for which they were exchanged. New stock options that are received in exchange for eligible stock options that are either fully vested or that are scheduled to be fully vested within one year after the new stock option grant date will vest over three years at the rate of one-third on the first anniversary of the grant date and then in equal quarterly installments over the remaining two year vesting period. New stock options that are received in exchange for eligible stock options that are not scheduled to be fully vested within one year after the new stock option grant date will vest over four years at the rate of one-fourth on the first anniversary of the grant date and then in equal quarterly installments over the remaining three year vesting period. Vesting is generally subject to continued employment with Intersil or one of our subsidiaries on the applicable vesting date. Please note that new stock options received in exchange for eligible stock options that contain special vesting and/or exercise provisions upon a change in control and/or retirement will contain similar change in control and/or retirement provisions, as the case may be. New stock options received in exchange for eligible stock options that do not contain such special change in control or retirement provisions will not contain such provisions. In addition, all new stock options will be treated as nonqualified stock options for U.S. federal income tax purposes. Eligible stock options that we accept for exchange will be cancelled as of the expiration date of the Exchange Offer and no shares underlying cancelled eligible stock options will be returned to either our 1999 Plan or our 2008 Plan or otherwise made available for future grant.

The total number of shares that may be issued pursuant to new stock options granted in the Exchange Offer depends on the number of eligible stock options that are cancelled in the Exchange Offer, which we cannot determine at this time. If all eligible stock options that were outstanding as of September 18, 2009 are surrendered in the Exchange Offer, new stock options to purchase 2,662,424 shares would be granted in the Exchange Offer.

Participation in the Exchange Offer will not create any contractual or other right to receive any future grants of stock options, restricted stock or other equity-based compensation. The Exchange Offer does not change the “at-will” nature of an eligible employee’s employment with us or any of our subsidiaries, and an eligible employee’s employment may be terminated by us, by our subsidiaries or by the employee at any time, for any reason, with or without cause, subject to the requirements of applicable law and the terms of any employment agreement. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date or thereafter.

The following is a description of the material terms of our 2008 Plan that apply to stock options granted under our 2008 Plan. This description is subject to, and qualified in its entirety by reference to, the actual provisions of our 2008 Plan. The 2008 Plan has been filed as Exhibit A to our Definitive Proxy Statement filed with the SEC on August 20, 2009. Upon request, we will provide you, without charge, with a copy of our 2008 Plan. Please direct your requests to Rosemarie Foulkes at 321-724-7474, or email at rfoulkes@intersil.com.

Summary of the 2008 Plan

We adopted the 2008 Plan on February 20, 2008 and our shareholders approved the 2008 Plan at our Annual Meeting held on May 7, 2008. The 2008 Plan was adopted to enable key employees, directors and consultants of Intersil and our subsidiaries and affiliates to participate in the equity ownership of Intersil through equity-based awards.

Effective Date and Termination. The 2008 Plan became effective on May 7, 2008 and will terminate on May 7, 2018, unless earlier terminated by the Board of Directors.

Administration. The 2008 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee is currently composed of three members, each of whom is a member of the Board of Directors, a “non-employee director” as defined under Rule 16b-3(b)(3) promulgated by the SEC under the Exchange Act and an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. The Board of Directors has also designated members or officers of Intersil to serve as a secondary committee and has delegated to the secondary committee authority to grant awards to eligible individuals who are not subject to the requirements of Rule 16b-3 under the Exchange Act or Section 162(m) of the Code. The secondary committee has the same authority with respect to selecting the individuals to whom awards are granted and establishing the terms and conditions of awards as the Committee has under the terms of the 2008 Plan.

The Committee has the following powers and authority with regard to the 2008 Plan:

•	to interpret and administer the 2008 Plan;

•	to select the employees, directors and consultants who are to receive awards under the 2008 Plan;

•	to determine the type and amount of awards to be granted to participants;

•	to determine the times at which awards will be granted;

•

to determine the terms and conditions of awards granted under the 2008 Plan and the terms of agreements which will be entered into with participants with respect to the 2008 Plan, including the performance goals, if any, that apply to an award;

•	to adopt regulations for carrying out the 2008 Plan and make changes in such regulations as it shall from time to time deem advisable; and

•

to amend the 2008 Plan if such power is so delegated by the Board of Directors, provided that such amendment does not adversely affect the participant unless it is required to comply with applicable laws and that no amendment to the 2008 Plan may be effective that would, if such amendment were not approved by the shareholders of Intersil, cause the 2008 Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the shareholders of Intersil is obtained.

Participation. All consultants, directors and key employees of the Company are eligible to participate in the 2008 Plan.

Shares of Stock Available for Grant. Up to 17,300,000 shares are authorized to be issued under the 2008 Plan; provided that each share issued pursuant to an award other than a stock option or stock appreciation right (“SAR”) will reduce the number of shares available for issuance by 2.33 shares. For example, if all awards under the 2008 Plan are made in the form of restricted stock grants, 7,424,892 shares will be available for issuance pursuant to such grants. The shares may be treasury shares or authorized but unissued shares. The maximum number of shares of common stock that may be granted to any one individual may not exceed 666,667 during any calendar year, or in the case of awards payable in cash, $2,000,000. In addition, an additional 2,913,705 shares have been made available for grant under the 2008 Plan to consummate the Exchange Offer; provided, however, that such additional shares may be used solely in connection with the Exchange Offer and, to the extent not used (or if forfeited), will be cancelled and will not be available for future grant.

Changes in Capital Structure. In the event of certain changes in our capital structure, such as a merger, consolidation, reorganization, share exchange, sale of substantially all of our assets or stock, stock dividend, stock split or other similar event, the Committee will make appropriate adjustments in the number and kind of shares authorized by the 2008 Plan and other adjustments to outstanding awards as it deems appropriate.

Change of Control. In the event of a change in control, the Committee may, at its discretion (i) cancel any outstanding vested options in exchange for a cash payment of an amount equal to the difference between the then fair market value of the option less the exercise price of the option, (ii) after having given the option holder a chance to exercise any outstanding option, terminate any or all of the award holder’s unexercised options, (iii) where Intersil is not the surviving corporation, cause the surviving corporation to assume or replace all outstanding options with awards involving the common stock of the successor corporation on terms necessary to preserve the rights of option holders, (iv) accelerate the vesting of options, or (v) take any other actions it deems appropriate.

Amendment and Termination of the 2008 Plan. The Board of Directors (or the Committee, if such power is so delegated by the Board of Directors) may amend, modify, suspend or terminate the 2008 Plan, provided that shareholder approval of any amendment is obtained as required by applicable laws or regulations. The Committee may also amend any outstanding award without a participant’s consent, but an amendment to a participant’s award may not adversely impact the participant without his or her consent unless the amendment is required by law.

Performance Goals. Awards may be granted or vested contingent upon attaining goals related to our performance or the performance of any of our affiliates or business units. Performance goals will be based upon one or more of the following: revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); operating income; net operating income after tax; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital employed; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; or debt reduction.

Options. The Committee may grant options that are intended to be incentive stock options under Section 422 of the Code and non-qualified stock options. The price per share at which common stock may be purchased upon exercise of an option may not be less than the fair market value of a share of common stock on the date of grant (or 110% of the fair market value of a share of common stock on the date of grant in the case of an incentive stock option granted to a more than 10% shareholder of Intersil). The maximum term of an option is seven years from the date of grant (or 5 years from the date of grant in the case of an incentive stock option granted to a more than 10% shareholder of Intersil).

A participant may pay the option price: (i) in cash or with a certified or bank cashier’s check at the time of exercise, (ii) with the consent of the Committee, by delivery of an assignment of a sufficient amount of the proceeds from the sale of shares of common stock to be acquired pursuant to such exercise, or (iii) with the consent of the Committee, in whole or in part in common stock held by the participant and valued at fair market value on the date of exercise. The ability of a participant to exercise his or her options following termination of employment is addressed in the relevant award agreements.

The Committee may include in an option agreement a provision enabling the participant to exercise shares subject to options prior to the full vesting of the option. Any shares so acquired will remain subject to the vesting schedule of the underlying option and, prior to the time those shares become vested and following the participant’s termination of employment, Intersil will be permitted to repurchase any shares so acquired for an amount equal to the lesser of the exercise price paid or the fair market value of the shares on the date of the repurchase.

Section 7. Conditions to Completion of the Exchange Offer

Notwithstanding any other provision of this Offer to Exchange document, we will not be required to accept any eligible stock options surrendered pursuant to the Exchange Offer, and we may terminate or amend the Exchange Offer or postpone our acceptance of any eligible stock options surrendered pursuant to the Exchange Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after October 7, 2009, and before the expiration of the Exchange Offer, any of the following events have occurred, or have been reasonably determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer or with our acceptance of the eligible stock options surrendered pursuant to the Exchange Offer:

(a) There shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the cancellation of surrendered eligible stock options and the grant of new stock options pursuant to the Exchange Offer, or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(b) There shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•

make the cancellation of surrendered eligible stock options and the grant of new stock options in exchange therefore illegal or otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer; or

•

materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(c) There shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•

any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Exchange Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

•	any change in either the NASDAQ Global Select Market by an amount in excess of 10% measured during any time period after the close of business on October 7, 2009;

(d) There shall have occurred any change in U.S. generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Offer;

(e) There shall have been proposed, announced or made by another person or entity a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that:

•

any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before October 7, 2009;

•

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before October 7, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities;

(f) There shall have occurred any change or changes in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership as a result of unforeseen significant events beyond our control that, in our reasonable judgment, are or may be material to us or otherwise make it inadvisable for us to proceed with the Exchange Offer; or

(g) There shall have been enacted, enforced or deemed applicable to Intersil any rules, regulations or actions by any governmental authority, the NASDAQ Global Select Market or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the Exchange Offer.

The conditions of the Exchange Offer are for our benefit. We may assert the conditions in our discretion, regardless of the circumstances giving rise to them, at any time before the expiration of the Exchange Offer. We may waive them, in whole or in part, at any time and from time to time before the expiration of the Exchange Offer, in our discretion, whether or not we waive any other condition to the Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 may be challenged by an eligible employee only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

Section 8. Price Range of Common Stock Underlying Eligible Stock Options

The eligible stock options give eligible employees the right to acquire shares of our common stock. None of the eligible stock options are traded on any trading market.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “ISIL.” The following table shows the quarterly high and low closing sale prices per share of our common stock during the periods indicated

	High	Low
Fiscal Year Ending January 1, 2010:
Second Quarter	$13.98	$10.71
First Quarter	$13.05	$8.39
Fiscal Year Ended January 2, 2009:
Fourth Quarter	$14.89	$7.18
Third Quarter	$26.70	$15.11
Second Quarter	$29.84	$22.79
First Quarter	$27.50	$21.05
Fiscal Year Ended December 28, 2007:
Fourth Quarter	$34.78	$23.34
Third Quarter	$35.00	$28.76
Second Quarter	$33.65	$26.39
First Quarter	$27.26	$22.42

As of September 18, 2009, the number of shareholders of record of our common stock was approximately 361, and the number of outstanding shares of our common stock was 122,445,169. On September 18, 2009, the closing price of our common stock as reported on the NASDAQ Global Select Market was $15.85 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to surrender your eligible stock options in the Exchange Offer.

The price of our common stock has been, and in the future may be, volatile and could appreciate or decline from the current market price. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control. In addition, the stock market has experienced extreme price and volume fluctuations, particularly in the current economic climate, that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 9. Source and Amount of Consideration

All new stock options granted in the Exchange Offer will be granted, subject to the terms and conditions of the Exchange Offer, under our 2008 Plan. On October 6, 2009, our shareholders approved an amendment to our 2008 Plan authorizing us to implement the Exchange Offer and adding an additional 2,913,705 shares to carry out the Exchange Offer. Such shares can be used only in connection with the Exchange Offer, and to the extent not used (or if forfeited) will not be available for future grant. As of September 18, 2009, there were 6,637,604 outstanding eligible stock options held by 881 eligible employees with a weighted average exercise price of $26.81 per share.

The exchange ratios that will be used in the Exchange Offer have been established by grouping together eligible stock options based on their exercise prices and assigning an appropriate exchange ratio to each grouping. Each grouping is referred to as an “exchange tier.” The exchange ratios are based on the fair value of the eligible stock options (calculated using the binomial-lattice model) within the relevant exchange tier and were determined by using valuation assumptions made prior to the commencement of the Exchange Offer, including the closing price of our common stock on the date new stock options are granted. This calculation of fair value takes into account many variables, such as the volatility of our stock and the term of an eligible stock option. As a result, the exchange ratios do not necessarily increase as the exercise price of the eligible stock option increases. Establishing the exchange ratios in this manner is intended to result in the issuance of new stock options that have a fair value at the time of exchange approximately equal to the fair value of the surrendered eligible stock options. However, because we cannot know the closing price of our common stock on the date the new stock options will be granted, we cannot now determine the exact difference in value between eligible stock options and the new stock options that will be granted upon their surrender. See Section 1, “General Information (Eligible Employees, Eligible Stock Options, Expiration Date, Etc.),” for a table showing the exchange tiers and exchange ratios that will be used in the Exchange Offer.

To the extent that an eligible employee would be entitled to receive a new stock option covering a fraction of a share, the number of shares underlying that new stock option will be rounded down to the nearest whole number. .

Section 10. Information Concerning Intersil; Financial Information

Information Concerning Intersil. Intersil Corporation was formed in 1999. Intersil Corporation is a global technology leader specializing in the design and manufacture of high performance analog semiconductors. Based in Milpitas, California, Intersil’s vision is to become a premier high performance analog and mixed signal company. Built on a solid foundation, with many years of analog experience, the Company’s continued focus on leading in attractive high performance analog markets — while increasing profitability and cash flow — will provide Intersil a sustainable long-term model for success.

Intersil began its transformation into a high performance analog company in 2003 with the divestiture of its wireless business. Intersil products address three of the industry’s fastest growing markets — flat panel displays, optical storage (for CD and DVD recordable products) and power management. Our product strategy is focused on broadening our portfolio of Application Specific Standard Products (ASSP) and General Purpose Proprietary Products (GPPP) targeted for four high-growth markets — Communications, Computing, High End Consumer and Industrial.

Intersil’s leading products include amplifiers, analog front ends, communication interfaces, data converters, digital potentiometers, display solutions, DSL solutions, optical storage products, power management products, power sequencers, real time clocks, smart batteries, switches/MUX’s, Voice Over IP products and Integrated Circuits for military, space and radiation-hard applications. If you wish to see more detailed information about Intersil’s expanded portfolio of products, you will find product trees and technical information on our web site www.intersil.com

Financial Information. We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2009 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2009, both of which are incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended January 2, 2009 and December 28, 2007 and the selected consolidated balance sheet data as of January 2, 2009 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2009. The selected consolidated statements of earnings data for the fiscal quarters ended July 3, 2009 and July 4, 2008 and the selected consolidated balance sheet data as of July 3, 2009 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2009. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Earnings and Balance Sheets (amounts in thousands, except per share data):

			Three Months Ended July 3, 2009	Three Months Ended July 4, 2008
	Fiscal Year Ended
	January 2, 2009	December 28, 2007
Consolidated Statements of Earnings:
Total net revenues	$769,675	$756,966	$147,280	$216,227
Operating income	$(1,047,037)	$151,923	$9,166	$43,355
Earnings before income taxes	$(1,067,811)	$183,416	$11,627	$48,259
Net earnings	$(1,037,560)	$140,476	$6,231	$37,955
Net earnings per common share
Basic	$(8.39)	$1.06	$0.05	$0.31
Diluted	$(8.39)	$1.05	$0.05	$0.30
Weighted average shares outstanding
Basic	123.7	132.5	122.0	124.7
Diluted	123.7	134.0	122.1	125.7

	Fiscal Year Ended		Three Months Ended July 3, 2009
	January 2, 2009	December 28, 2007
Consolidated Balance Sheet
Total current assets	$533,840	$748,485	$526,315
Total assets	$1,133,590	$2,404,987	$1,132,243
Total current liabilities	$107,950	$125,438	$111,407
Total liabilities	$107,950	$166,108	$111,407
Total shareholder’s equity	$1,025,640	$2,238,879	$1,020,836

Book Value Per Share. Our book value per share as of our most recent balance sheet, dated January 2, 2009, was $8.43.

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended January 2, 2009, our Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2009 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible stock options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 18, “Additional Information”, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports. For information regarding the accounting consequences of the Exchange Offer, see Section 13, “Accounting Consequences of the Exchange Offer.”

Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

The members of our Board of Directors and our executive officers, and their respective positions and offices as of September 18, 2009, are set forth in the following table (with the address of each of the persons set forth being is 1001 Murphy Ranch Road, Milpitas, California 95035):

Name	Age	Position and Offices Held
Gary Gist	62	Chairman
David B. Bell	53	President, Chief Executive Officer and Director
Jonathan A. Kennedy	38	Senior Vice President and Chief Financial Officer
Susan J. Hardman	48	Senior Vice President, Analog and Mixed Signal Products Group
Vern Kelley	56	Senior Vice President, Human Resources
David Loftus	48	Senior Vice President, Worldwide Sales and Corporate Marketing
Peter Oaklander	45	Senior Vice President, Power Management Products Group
Sagar Pushpala	51	Senior Vice President, Worldwide Operations and Technology
Thomas C. Tokos	57	Senior Vice President, General Counsel and Secretary
Robert W. Conn	66	Director
James V. Diller	74	Director
Mercedes Johnson	55	Director
Gregory Lang	46	Director
Jan Peeters	57	Director
Robert Pokelwaldt	73	Director
James A. Urry	55	Director

As of September 18, 2009, our current executive officers and members of our Board of Directors as a group beneficially owned outstanding options to purchase an aggregate of 2,177,300 shares of our common stock under our equity plans, which represented approximately 13.2% of the shares of common stock subject to all options outstanding under such plans as of that date. Our executive officers (as members of the senior leadership team) and members of our Board of Directors are not eligible to participate in the Exchange Offer. The following table shows as of September 18, 2009, the aggregate number of shares of our common stock subject to options, together with the corresponding percentage of the total shares of our common stock subject to then outstanding options, beneficially owned by each of our current executive officers and members of our Board of Directors:

Name	Shares of Common Stock Subject to Options	Percentage of Total Shares of Common Stock Subject to Outstanding Options
Gary Gist	110,000	0.67%
David B. Bell	286,250	1.74%
Jonathan A. Kennedy	22,845	0.14%
Susan J. Hardman	164,062	1.00%
Vern Kelley	145,613	0.88%
David Loftus	25,000	0.15%
Peter Oaklander	134,750	0.82%
Sagar Pushpala	147,750	0.90%
Thomas C. Tokos	266,562	1.62%
Robert W. Conn	117,500	0.71%
James V. Diller	306,968	1.86%
Mercedes Johnson	60,000	0.36%
Gregory Lang	45,000	0.27%
Jan Peeters	117,500	0.71%
Robert Pokelwaldt	117,500	0.71%
James A. Urry	110,000	0.67%

Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 2, 2009, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

In addition, neither we nor, to the best of our knowledge, any of our executive officers or directors or any of our subsidiaries or affiliates were engaged in transactions involving our common stock or options to purchase our common stock during the 60 days immediately prior to the commencement of the Exchange Offer other than the open market sale of 3,543 shares of our common stock at $15.50 per share by Sagar Pushpala on September 1, 2009; the open market sale of 1227.62 shares and 1,750 shares of our common stock at $15.29 per share and $16.1512 per share, respectively, by Vern Kelley on September 3, 2009 and September 15, 2009, respectively; and the open market sale of 50,000 shares of our common stock at $16.215 upon the exercise of options by James Diller on September 15, 2009.

Section 12. Status of Eligible Stock Options Acquired by Intersil in the Exchange Offer

Eligible stock options that we accept for exchange pursuant to the Exchange Offer will be cancelled as of the expiration date of the Exchange Offer and no shares underlying cancelled eligible stock options will be returned to either our 1999 Plan or our 2008 Plan or otherwise made available for future grant. Eligible employees will cease to have any rights under their surrendered eligible stock options upon their cancellation by us.

Section 13. Accounting Consequences of the Exchange Offer

Under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” the exchange of options in the Exchange Offer is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered eligible stock options, as well as the incremental compensation cost of the new stock options granted in the Exchange Offer, ratably over the vesting period of the new stock options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new stock option granted in the Exchange Offer, measured as of the date of grant, over the fair value of the surrendered eligible stock options, measured immediately prior to their cancellation. Because the exchange ratios were calculated to result in the fair value of surrendered eligible stock options being approximately equal to the expected fair value of the new stock options replacing them (based on certain valuation assumptions made prior to the commencement of the Exchange Offer, including the closing price of our common stock on the date the new stock options are granted), we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the Exchange Offer. In the event that any of the new stock options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited new stock options will not be recognized; however, we will recognize any unamortized compensation expense from the surrendered eligible stock options that would have been recognized under the original vesting schedule.

Please note that because these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.

Section 14. Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible stock options and issuance of new stock options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new stock options as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept surrendered eligible stock options for exchange and to issue new stock options would be subject to obtaining any required governmental approval.

Section 15. Material U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of participating in the Exchange Offer to Intersil and to eligible employees who are subject to U.S. federal income tax. The following summary does not address the consequences of any state, local or foreign tax laws.

Although the U.S. federal income tax treatment of the Exchange Offer is not entirely certain and the Internal Revenue Service is not precluded from adopting a contrary position, we believe that the exchange of eligible stock options for new stock options pursuant to the Exchange Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and that neither we nor any of our eligible employees should recognize any income for U.S. federal income tax purposes upon such exchange.

All new stock options granted pursuant to the Exchange Offer will be nonqualified stock options. Upon exercise of the new stock options, you will recognize compensation taxable as ordinary income equal to the excess, if any, of the fair market value of the shares acquired upon exercise on the exercise date over the exercise price paid for those shares. Upon disposition of such shares, you generally will recognize capital gain or loss (which will be long- or short-term depending on whether the shares were held for more than 12 months) equal to the difference between the selling price of such shares and your tax basis in such shares. The holding period for the shares acquired upon exercise of a nonqualified stock option will begin on the day after the date of exercise.

The new stock options generally will have no U.S. federal income tax consequences to us. However, subject to Section 162(m) of the Internal Revenue Code, we generally will be entitled to a business expense deduction upon the exercise of a new stock option equal to the amount of ordinary compensation income recognized by the eligible employee upon exercise of such stock option.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld with respect to ordinary compensation income recognized in connection with the exercise of any new stock option by an eligible employee. We will require any such eligible employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

The tax consequences for participating eligible international employees may differ from the U.S. federal income tax consequences described above. The Schedules attached to this Offer to Exchange document contain brief discussions of the tax and other issues applicable in the foreign countries in which our international eligible employees reside.

WE ENCOURAGE ALL ELIGIBLE EMPLOYEES TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

Section 16. Extension of the Exchange Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Exchange Offer is open and delay accepting any eligible stock options surrendered to us by disseminating notice of the extension to eligible employees by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled expiration date of the Exchange Offer, and the cancellation date and the new stock option grant date will be similarly extended. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 7, “Conditions to Completion of the Exchange Offer,” by disseminating notice of the termination or amendment to eligible employees by public announcement, oral or written notice or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 7, “Conditions to Completion of the Exchange Offer,” has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date of the Exchange Offer. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change and will be filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information relating to the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer in accordance with applicable legal requirements. The amount of time by which we will extend the Exchange Offer following a material change in the terms of the Exchange Offer or information relating to the Exchange Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Exchange Offer, we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend the Exchange Offer so that the Exchange Offer is open at least 10 business days following the publication, sending or giving of such notice.

Section 17. Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible stock options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

Section 18. Additional Information

We have filed with the SEC a Schedule TO with respect to the Exchange Offer. This Offer to Exchange document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or in some cases “furnished” to) the SEC before making a decision on whether to surrender your eligible stock options for exchange:

(a) Our Annual Report on Form 10-K for our fiscal year ended January 2, 2009, filed with the SEC on March 3, 2009;

(b) Our Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2009, filed with the SEC on May 8, 2009;

(c) Our Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2009, filed with the SEC on August 7, 2009;

(d) Our Current Reports on Form 8-K filed with the SEC on January 28, 2009, April 22, 2009, May 8, 2009, June 23, 2009 and July 22, 2009;

(e) Our Definitive Proxy Statement for our 2009 Annual Meeting of Shareholders, filed with the SEC on March 19, 2009;

(f) Our Definitive Proxy Statement for our 2009 Special Meeting of Shareholders, filed with the SEC on August 20, 2009; and

(g) Our Registration Statement on Form S-8 (File No. 333-151374), registering shares to be granted under our 2008 Plan, filed with the SEC on June 3, 2008.

The SEC file number for our current and periodic reports is 000-1193125. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://www.intersil.com/cda/investor/. These filings may also be examined, and copies may be obtained, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this Offer to Exchange document is delivered, upon request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Stock Administrator in the Human Resources Department at 1650 Robert Conlan Blvd, Palm Bay, FL 32905, or email at rfoulkes@intersil.com.

The information relating to Intersil in this Offer to Exchange document should be read together with the information contained in the documents to which we have referred you.

Section 19. Miscellaneous; Forward Looking Statements

This Offer to Exchange document and our SEC reports referred to above include forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions are intended to identify “forward-looking statements.” These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended January 2, 2009, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. These “forward-looking statements” are made only as of the date hereof and we undertake no obligation to update or revise the “forward-looking statements,” whether as a result of new information, future events or otherwise.

We are not aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with that law. If, after making a good faith effort, we cannot comply with an applicable law, the Exchange Offer will not be made to, nor will surrenders be accepted from or on behalf of, eligible employees residing in such jurisdiction.

WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 2, 2009 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

NOTHING IN THIS OFFER TO EXCHANGE DOCUMENT GIVES ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF INTERSIL OR AFFECTS OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE. NOTHING IN THIS OFFER TO EXCHANGE DOCUMENT CONSTITUTES A CONTRACT OR GUARANTEE OF EMPLOYMENT OR COMPENSATION.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULES

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE OPTION HOLDERS

You are strongly encouraged to seek appropriate professional advice as to how the tax laws or other laws in your country apply to your specific situation, including without limitation, to any dividends or capital gains/losses.

SCHEDULE A

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE OPTION HOLDERS

CHINA

The following is a discussion of the material tax consequences of participating in the Exchange Offer for eligible option holders subject to tax in China. This discussion is based on the law in effect in China as of August 2009. This discussion is general in nature and does not cover all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, at the time you exercise the new stock options or at the time you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax laws or other laws in China apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise and Sale

Under relevant laws in China, you may exercise the new stock options using the cash method or the cashless method. This means that you may either obtain foreign currency in China through a bank that is licensed to engage in foreign currency exchange to pay the exercise price of the new stock options or engage in cashless exercises of the new stock options.

Taxation at Exercise Using the Cash Method. When you exercise your new stock options using the cash method, the difference between the actual purchase price and the fair market price of our stock on the purchase day (which refers to the closing price of our stock on that day) shall be deemed as taxable. Therefore, the individual income taxes shall be levied as “wages and salaries” under China law. If you then transfer the shares thus acquired at a price higher than the fair market price on the purchase day, the price difference shall be taxable as income from “transfer of property.”

Taxation at Exercise Using the Cashless Method. You may sell immediately the shares acquired upon exercise of the new stock options. You will receive cash equal to the difference (or spread) between the sale price of the shares and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised, less any applicable taxes and fees.

You will be subject to income tax on the difference (or spread) between the sale price of the shares and the stock option exercise price, multiplied by the number of stock options exercised. You likely will not be subject to social insurance contributions on this amount.

If you do not actually purchase or sell the shares on the day for the exercise of stock options, but directly obtain proceeds from the company granting the stock option at the margin between the market price of the designated shares on the day for the exercise of stock options and the price for the exercise of the stock options, such proceeds shall be taxable as salaries in the form of stock options.

WITHHOLDING AND REPORTING

The Company is required to withhold taxes at the time of exercising the stock options. Your employer is also required to report the income tax withheld to the People’s Republic of China (“PRC”) tax authority. You will be responsible for paying any difference between your actual tax liability and the amount withheld at the time of the exercise of the stock options to the PRC tax authority.

EXCHANGE CONTROL NOTICE

You must comply with all applicable exchange control laws in China. Exchange control regulations may limit your ability to access or convert funds (e.g., from U.S. dollars to RMB) when you exercise the new stock options and receive proceeds from the sale of the shares acquired at exercise. You will be required to repatriate all of your proceeds from the exercise and sale into an approved foreign exchange account designated by the Company in China.

SCHEDULE B

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE OPTION HOLDERS

GERMANY

The following is a discussion of the material tax consequences of participating in the Exchange Offer for eligible option holders subject to tax in Germany. This discussion is based on the law in effect in Germany as of August 2009. This discussion is general in nature and does not cover all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, at the time you exercise the new stock options or at the time you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax or other laws in Germany apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise of New Stock Options

Exercise and Sell (Cashless) Method. You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new stock options using the exercise and sell (cashless) method. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

Exercise and Hold (Cash) Method. You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new stock options using the exercise and hold (cash) method. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

Effective 1 April 2009, a deduction of €360 per calendar year may be available pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz) because the income results from the exercise and hold (cash) method of exercise of the shares at a discount.

Additionally, if the new stock options are earned over a period of more than one year, the spread may be subject to the “one-fifth rule” (the “Fünftelungsregelung”). The one-fifth rule generally is applicable if you receive income in a certain calendar year, but the income has not been earned in that calendar year only. If the one-fifth rule is applicable to the spread, the taxable amount would be calculated as the difference between (a) the marginal tax on the income without the spread and (b) the marginal tax on the income plus one-fifth of the spread, times five. The application of the one-fifth rule may result in a favorable tax treatment for some employees. However, the one-fifth rule has no benefit if you are subject to tax at the maximum marginal income tax rate on your base salary (before taking in account your income from the new stock options). You may claim the benefit of the one-fifth rule, even if your employer does not withhold at this rate. As this rule is complex, you should consult with your personal tax advisor to determine if you are eligible.

Taxation at Sale

Exercise and Hold and Subsequent Sale of Shares. When you subsequently sell the shares acquired at the time of exercise, any gains realized will be qualified as investment income subject to a flat tax at a rate of 25% (plus 5.5% solidarity surcharge) provided (i) you have not, at any time during the last five years, held 1% or more of the stated capital of the Company and (ii) the shares are not held as business assets. The tax base for all categories of investment income, including capital gains realized from the sale of shares, is determined by taking into account a lump-sum deduction for income-related expenses if you are taxed individually, regardless of whether (a) you incurred any expenses, or (b) the expenses exceed a certain threshold.

WITHHOLDING AND REPORTING

The difference (or spread) recognized at the time of exercise will be compensation income to you, and the Company or your employer will withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) from your exercise proceeds. Should there be a difference between your actual tax liability and the amount withheld, the tax office may assess additional taxes after review of your annual tax return. It is your responsibility to report and pay any capital gains tax due as a result of the subsequent sale of shares.

SCHEDULE C

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE OPTION HOLDERS

HONG KONG

The following is a discussion of the material tax consequences of participating in the Exchange Offer for eligible option holders subject to tax in Hong Kong. This discussion is based on the law in effect in Hong Kong as of August 2009. This discussion is general in nature and does not cover all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, at the time you exercise the new stock options or at the time you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Hong Kong apply to your specific situation.

WARNING: The contents of this Exchange Offer have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the Exchange Offer. If you are in any doubt about any of the contents of this Exchange Offer, you should obtain independent professional advice.

Tax Information

Stock Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

When you exercise the new stock options, you will be subject to salaries tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). You will not be subject to Mandatory Provident contributions on the spread at exercise, as it is not considered “relevant income” for the purposes of your obligations under the Mandatory Provident Fund Schemes Ordinance.

Sale of Shares

When you sell the shares acquired at exercise of the new stock options, you will not be subject to capital gains tax.

Withholding and Reporting

Your employer is not required to withhold tax when you exercise the new stock options, but is required to report the income to the Inland Revenue Department. It is your responsibility to report on your annual tax return and pay any salaries taxes resulting from the exercise or sale of the new stock options.

SCHEDULE D

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE OPTION HOLDERS

INDIA

The following is a discussion of the material tax consequences of participating in the Exchange Offer for eligible option holders subject to tax in India. This discussion is based on the law in effect in India as of August 2009. This discussion is general in nature and does not cover all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, at the time you exercise the new stock options or at the time you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in India apply to your specific situation.

Tax Information

Stock Option Exchange

The Fringe Benefit Tax (“FBT”) regime on stock options is fairly recent in India; accordingly, there is not much jurisprudence available on the subject. There may be a risk that the tax authorities may consider the surrender of the vested eligible options as a deemed exercise of such eligible options and accordingly, may levy FBT on the surrender of the vested eligible options. However, since there is no transfer of allotment of securities involved in the Exchange Offer, it is likely that the incidence of FBT is not applicable on the surrender of the vested eligible options. Further, it is unlikely that there will be any incidence of FBT on the cancellation of the unvested eligible options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

Under the Finance Act of 2007 (the “Finance Act”), if you exercise the new stock options to purchase shares, your employer will be subject to FBT on the difference between the exercise price and the fair market value of the shares at the time of exercise because stock options and other equity awards are now characterized as fringe benefits. As permitted by the Finance Act, your employer’s liability for the FBT will be transferred to you, and you will be subject to FBT on the difference between the exercise price and the fair market value of the shares when you exercise the new stock options.

Because of the way the FBT is calculated, no FBT will be due if the fair market value of the shares at vesting is less than the exercise price of the new stock options. On the other hand, if the fair market value of the shares at vesting is greater than the exercise price of the new stock options and the fair market value of the shares decreases between vesting and exercise, you will be liable for FBT on an amount greater than the benefit you will receive at exercise.

You will not be subject to provident fund contributions or other social insurance contributions when you exercise the new stock options.

Sale of Shares

When you sell the shares acquired at exercise of the new stock options, you will be subject to capital gains tax. The taxable amount will be the difference between the sale price and the fair market value of the shares at vesting. If you hold the shares for more than 12 months after exercise, you will be taxed at the more favorable long-term capital gains tax rate. If you hold the shares for 12 months or less after exercise, you will be taxed at the short-term capital gains tax rate (which is the same as your progressive income tax rate).

Withholding and Reporting

Your employer will withhold and report FBT when you exercise the new stock options. You are responsible for reporting and paying any tax resulting from the sale of your shares.

You are responsible for reporting any income resulting from the sale of your new stock options. You should confirm your responsibility for paying any tax resulting from the sale of your new stock options prior to such sale.

Exchange Control Information

To the extent required by law, you must repatriate to India the proceeds of any shares sold and convert the proceeds to local currency within a reasonable period of time (but not later than 90 days after the sale). If required by law, you must also obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where you deposited the foreign currency and you must deliver a copy of the FIRC to your employer.

SCHEDULE E

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE OPTION HOLDERS

JAPAN

The following is a discussion of the material tax consequences of participating in the Exchange Offer for eligible option holders subject to tax in Japan. This discussion is based on the law in effect in Japan as of August 2009. This discussion is general in nature and does not cover all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, at the time you exercise the new stock options or at the time you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are encouraged to seek appropriate professional advice as to how the tax or other laws in Japan apply to your specific situation.

TAX INFORMATION

Stock Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible stock options for the new stock options.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise of New Stock Options

Exercise and Sell (Cashless) Method. You will be subject to income tax when you exercise the new stock options using the exercise and sell (cashless) method. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised. The spread will be characterized as “remuneration income” and taxed at your progressive income tax rate.

You likely will not be subject to social insurance contributions when you exercise the new stock options.

Exercise and Hold (Cash) Method. You will be subject to income tax when you exercise the new stock options using the exercise and hold (cash) method. The taxable amount will be the difference (or spread) between the fair market value of the shares at the time of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised. The spread will be characterized as “remuneration income” and taxed at your progressive income tax rate.

You likely will not be subject to social insurance contributions when you exercise the new stock options.

Taxation at Sale

Exercise and Hold and Subsequent Sale of Shares. When you subsequently sell the shares acquired at the time of exercise, you may be subject to capital gains tax. You will generate a capital gain if the sale price is higher than the fair market value of the shares on the date of exercise. Generally, capital gain on the sale of shares will be taxed at a flat tax rate of 20%. You are encouraged to seek appropriate professional advice regarding capital losses.

WITHHOLDING AND REPORTING

Your employer is likely not required to report your taxable income when you exercise the new stock options. It is your responsibility to report and pay any taxes resulting from the exercise of the new stock options and the sale of your shares.

Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn income as a result of their participation in equity incentive plans, and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

SCHEDULE F

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE OPTION HOLDERS

MALAYSIA

The following is a discussion of the material tax consequences of participating in the Exchange Offer for eligible option holders subject to tax in Malaysia. This discussion is based on the law in effect in Malaysia as of September 2009. This discussion is general in nature and does not cover all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, at the time you exercise the new stock options or at the time you sell shares acquired at exercise of the new stock options

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax laws or other laws in Malaysia apply to your specific situation.

Tax Information

Option Exchange

You are not likely to be subject to tax as a result of the exchange of eligible options, which you have not exercised, for the new stock options.

Grant of New Stock Option

You will not be subject to income tax or Employees’ Provident Fund (“EPF”) contributions when the new stock options are granted to you.

Exercise of New Stock Options

When you exercise the new stock options, and acquire the shares of Intersil stock, you will be subject to income tax on the difference between the exercise price of the new option and the lower of (i) the fair market value of a share of the Company’s common stock on the date the new stock options vest (i.e. when the rights of the options are exercisable) or (ii) the fair market value of a share of the Company’s common stock on the date the new stock options are exercised. In Malaysia, the ‘fair market value’ on a particular day is calculated by taking the average value of the highest and lowest prices of the Company’s common stock on that given day.

Dividends

You will not be subject to income taxes on any dividends paid on the shares you acquire under the new stock options. Dividends derived from shares of an issuer outside of Malaysia are not subject to tax in Malaysia. Notwithstanding this, you may be subject to U.S. income tax withholding at source.

Sale of Shares

When you sell the shares acquired upon the exercise of the new stock options, you will not be required to pay any further tax on any gain from the sale of your shares because there is currently no capital gains tax in Malaysia. However, if you are in the business of buying and selling shares and the gains are remitted to Malaysia, you will be liable to income tax.

Withholding and Reporting

Your employer is required to report the grant and exercise of the new stock options to the Inland Revenue Board and is also required to report the taxable income arising out of the exercise of your new stock options on your annual return of remuneration (the “EA Form”). Your employer is further required to withhold the entire amount of income tax payable on the exercise of the new stock options through the schedular tax deduction system in the month when you exercise the new stock options, unless you elect to pay such taxes on your own. It is still your responsibility to report the taxable benefits of the new stock options on your annual tax return and to pay any applicable tax not otherwise withheld by your employer. Upon obtaining approval from the Inland Revenue Board, you may choose to pay the income tax by installments through the schedular tax deduction system pursuant to which your employer will make the necessary tax deductions from your remuneration each month (for a maximum of 12 months) commencing from the month in which the new stock options are exercised. Alternatively, you may elect, in writing to your employer, to pay by yourself the income tax arising from the exercise of the new stock options when you file your tax return. You are also responsible for reporting and paying any tax resulting from the sale of shares acquired (if applicable).

Other Information

Director Notification Requirements

If you are a director of a Malaysian affiliate of Intersil Corporation, you are subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian affiliate in writing when you receive an interest (e.g., stock options, shares, etc.) in Intersil or any related companies. In addition, you must notify the Malaysian affiliate when you sell shares of Intersil or any related company (including when you sell shares acquired through exercise of your new stock option). Additionally, you must also notify the Malaysian affiliate of Intersil if there are any subsequent changes in your interest in Intersil or any related companies, including if you elect to participate in the Exchange Offer. These notifications must be made within 14 days of acquiring or disposing of any interest in Intersil or any related company.

SCHEDULE G

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE OPTION HOLDERS

SINGAPORE

The following is a discussion of the material tax consequences of participating in the Exchange Offer for eligible option holders subject to tax in Singapore. This discussion is based on the law in effect in Singapore as of September 2009. This discussion is general in nature and does not cover all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, at the time you exercise the new stock options or at the time you sell shares acquired at exercise of the new stock options

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Singapore apply to your specific situation.

This exchange offer has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this exchange offer and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of eligible options may not be circulated or distributed, nor may the eligible options be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to a qualifying person under Section 273(1)(f) of the Securities and Futures Act, Chapter 289 of Singapore (the “Act”) or (ii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.

Tax Information

Option Exchange

Please note that we have not obtained an advanced tax ruling from the Inland Revenue Authority of Singapore (“IRAS”) confirming that you will not be subject to tax as a result of your surrender of the eligible options. You may wish to seek appropriate professional assistance to confirm how the tax law in Singapore will apply to your specific situation.

Grant of New Stock Options

Please note that we have not obtained an advanced tax ruling from the IRAS confirming that you will not be subject to tax when the new stock options are granted to you. You may wish to seek appropriate professional assistance to confirm how the tax law in Singapore will apply to your specific situation.

Exercise of New Stock Options

At exercise, you will be subject to income tax on the difference between the open market value of the shares on the date of exercise and the exercise price (the “spread”). In addition, you will be taxed on a “deemed exercise” basis if (1) you cease employment with your current employer, and (2) you are neither a Singapore citizen nor a Singapore permanent resident, or you are a Singapore permanent resident who intends to leave Singapore on a permanent basis. In this case, you will be deemed to have exercised any outstanding and unexercised new stock options as of the date you cease employment and the deemed spread will be the difference between (a) the open market value of the shares at the later of one month before the date you cease employment or the new stock option grant date, and (b) the exercise price. If you later exercise the new stock options and the actual spread is lower than the deemed spread, you may apply to the IRAS for a refund of the difference within four years of assessment after the “deemed exercise” rule is applied.

Exercise of New stock Options Prior to Vesting

Your award agreement may, but need not, include a provision whereby you may elect at any time while as an employee to exercise the option as to any part or all of the shares subject to the option prior to the full vesting of the option. Any shares so purchased shall (i) vest in accordance with the vesting schedule otherwise applicable to the option, (ii) shall, prior to vesting, be subject to a repurchase right in favor of Intersil Corporation or any successor thereto and (iii) shall be subject to any other restriction Intersil Corporation or any successor thereto determines to be appropriate.

Please note that you may be subject to tax when the new stock options are exercised prior to vesting, notwithstanding the fact that the shares shall vest in accordance with the vesting schedule otherwise applicable to the option. You may wish to seek appropriate professional assistance to confirm how the tax law in Singapore will apply to your specific situation.

You likely will not be subject to mandatory Central Provident Fund contributions when you exercise the new stock options.

You may be eligible for a tax exemption or deferral pursuant to a special scheme for equity income on the new stock options. Please consult your personal tax advisor to determine whether any special scheme applies to your situation and whether the new stock options may qualify for favorable tax treatment under such a scheme.

Sale of Shares

When you sell the shares acquired at exercise of the new stock options, you will not be subject to tax unless you are in the business of buying and selling securities.

Withholding and Reporting

Generally, your employer is not required to withhold income tax when you exercise your new stock options. However, your employer will prepare a Form IR8A each year, including any taxable benefit that you have derived pursuant to the exercise of the new stock options. Your employer will provide the Form IR8A to you. You will be responsible for submitting your own tax return to the IRAS and paying any applicable tax. Generally, your tax return must be filed by April 15 of the year following the year the income was received.

Please note that special rules may apply to you if you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, and you are about to cease your employment. Your employer is required to notify the IRAS on Form IR21 of your expected cessation of employment or departure from Singapore at least one month before you cease employment. In this case, your employer will also withhold any income payable to you, including income from the deemed exercise, for 30 days after the filing of the Form IR21, or until tax clearance is given by the IRAS, whichever is earlier. Any income tax due from you will be deducted from the amount withheld, and the balance will be paid to you. If the amount your employer has withheld is insufficient, you must make arrangements to pay the remaining income tax due.

Other Information

Additional Reporting Requirements

If you are a director, associate director or shadow director of a Singapore affiliate of Intersil, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest ( e.g ., options, shares) in Intersil or any related companies. Please contact Intersil to obtain a copy of the notification form. You must also notify the Singapore affiliate when you sell shares of Intersil or any related company (including when you sell shares acquired under the offer to exchange) or if you participate in the Exchange Offer. These notifications must be made within two days of acquiring or disposing of any interest in Intersil or any related company. In addition, a notification must be made of your interests in Intersil or any related company within two days of becoming a director.

SCHEDULE H

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE OPTION HOLDERS

SOUTH KOREA

The following is a discussion of the material tax consequences of participating in the Exchange Offer for eligible option holders subject to tax in South Korea. This discussion is based on the law in effect in Korea as of August 2009. This discussion is general in nature and does not cover all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, at the time you exercise the new stock options or at the time you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in South Korea apply to your specific situation.

Tax Information

Stock Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

When you exercise the new stock options, you will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). The spread will be considered Class B income if Intersil YH does not reimburse Intersil Corporation for the spread.

Sale of Shares

When you sell the shares acquired at exercise of the new stock options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise, unless the gain you have realized from the sale of shares in that year is less than the exempt amount, which is currently KRW2,500,000 per year per type of asset sold. Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax. You are encouraged to seek appropriate professional advice regarding capital losses.

Withholding and Reporting

Since the spread will be considered Class B income, your employer is not required to withhold or report income tax, nor is there any mechanism for withholding any social insurance contributions, when you exercise the new stock options. It is your responsibility to report and pay any taxes and social insurance contributions resulting from the exercise of the new stock options and the sale of shares. If you join a Taxpayer’s Association whereby you routinely report your overseas income, you will be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax as part of your Global Tax Return which must be filed by May 31 of the year following the year in which the taxable event occurred.

SCHEDULE I

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE OPTION HOLDERS

TAIWAN

The following is a discussion of the material tax consequences of participating in the Exchange Offer for eligible option holders subject to tax in Taiwan. This discussion is based on the law in effect in Taiwan as of August 2009. This discussion is general in nature and does not cover all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible option holders. Please note that tax laws change frequently, and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, at the time you exercise the new stock options or at the time you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Taiwan apply to your specific situation.

Tax Information

Stock Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the new stock options.

Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Exercise of New Stock Options

If you exercise the new stock options to purchase shares, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price, multiplied by the number of stock options exercised (the “spread”). You will not be subject to social insurance contributions on the spread.

Sale of Shares

When you sell the shares acquired at exercise of the new stock options, any gain generated from the sale would not be considered your Taiwan-sourced income, and therefore would not be subject to income tax. However, beginning January 1, 2010, you will have to include such gain in calculating your basic income for the purpose of calculating your alternative minimum tax, unless the sum of your annual total non-Taiwan-sourced income is less than NT$1 million (approx. US$32,000).

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the new stock options. However, your employer is required to report your name, address, ID number and the amount of the spread and to file a non-withholding statement with the tax authorities by 31st January of the following year. A copy of the non-withholding statement will be issued to you on or before 10th February of the following year. You are responsible for reporting and paying any tax resulting from the spread and the sale of shares. You must file your annual tax return during the month of May of the year following the year in which the taxable event occurred.

SCHEDULE J

A GUIDE TO ISSUES FOR NON-U.S. ELIGIBLE OPTION HOLDERS

UNITED KINGDOM

The following is a discussion of the material tax consequences of participating in the Exchange Offer for eligible employees subject to tax in the United Kingdom (the “UK”). This discussion is based on the law in effect in the UK as of August 2009. This discussion is general in nature and does not cover all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the new stock options are granted, at the time you exercise the new stock options or when you sell shares acquired at exercise of the new stock options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, or if you are not treated as resident, ordinarily resident and domiciled in the UK, the information contained in this discussion may not be applicable to you.

As this discussion is general in nature, you are encouraged to seek appropriate professional advice as to how the tax or other laws in the UK apply to your specific situation.

TAX INFORMATION

Your stock option grants that are eligible for exchange pursuant to the Exchange Offer were granted under the 1999 Plan or the 2008 Plan, neither of which have been approved by the UK tax authorities.

IMPORTANT NOTE: If you choose to participate in the Exchange Offer and surrender existing eligible stock options, your new stock options will also be granted under the 2008 Plan and, like your original stock options, will be treated as unapproved for UK tax purposes.

The tax information provided in this disclosure only applies to the new stock options granted under the 2008 Plan pursuant to the Exchange Offer which are unapproved for UK tax purposes.

Stock Option Exchange

You will not be subject to tax as a result of the exchange of eligible stock options for the new stock options. For UK tax purposes, your new stock options are treated as though they had been granted on the same date as the stock options that you exchanged pursuant to the Exchange Offer.

Taxation at Grant of New Stock Options

You will not be subject to tax when the new stock options are granted to you.

Taxation at Exercise of New Stock Options

As explained above your new stock options granted pursuant to the Exchange Offer will be treated as unapproved options for UK tax purposes.

Exercise and Hold (Cash) Method. You will be subject to income tax and national insurance contributions (“NICs”) on the difference (or spread) between the fair market value of the shares on the date of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

Exercise and Sell (Cashless) Method. You will be subject to income tax and NICs on the difference (or spread) between the fair market value of the shares on the date of exercise and the stock option exercise price (also known as the grant price), multiplied by the number of stock options exercised.

Taxation at Sale

Exercise and Hold and Subsequent Sale of Shares. When you subsequently sell the shares acquired at exercise, you may be subject to UK capital gains tax (“CGT”). The taxable amount will be the difference (or spread) between: (a) the sale price, and (b) what you paid for the shares sold (if anything, the exercise price plus any amount charged to income tax on exercise).

A flat CGT rate of 18% now applies to all gains from the sale of shares after 5 April 2008. However, you will only be subject to CGT in any tax year if your capital gain exceeds your annual personal exemption (£10,100 for the tax year 6 April 2009 to 5 April 2010). You are advised to seek appropriate professional advice as to how the tax laws or other laws in the U.K. apply to capital losses.

If you acquire shares, you may need to take into account the share-identification rules in calculating your CGT liability. Please consult your personal tax advisor to determine how the share identification rules apply in your particular situation.

WITHHOLDING AND REPORTING

Your employer is required to calculate income tax and NICs and pay these amounts to Her Majesty’s Revenue & Customs (“HMRC”) when you exercise the new stock options. Your employer will withhold any applicable income tax and NICs under the Pay As You Earn system or by any other means set forth in your stock option grant acknowledgement.

Your employer is also required to report the grant and exercise of the new stock options, the acquisition of shares and the tax withheld on its annual returns filed with HMRC (which includes the Form 42 return).

In addition to your employer’s reporting obligations, you are responsible for reporting any income resulting from the exercise of the new stock options and the sale of your shares on your annual tax return. You are also responsible for paying any tax resulting from the sale of your shares.